As Filed with the Securities and Exchange Commission on May 14, 1998
                                                  Registration No. 333-47699

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                AMENDMENT NO. 2
                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                            -------------------------


                                 FAN ENERGY INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)


       Nevada                          1311                      77-0140428
 ---------------------       -------------------------      -------------------
(State or jurisdiction         (Primary Standard              (I.R.S. Employer
  of incorporation           Industrial Classification      Identification No.)
  or organization)                Code Number)

                                                  George H. Fancher Jr.
 1801 Broadway, Suite 720                        1801 Broadway, Suite 720
  Denver, Colorado 80202                          Denver, Colorado 80202
     (303) 296-6600                                  (303) 296-6600
 ----------------------------                    ---------------------------
(Address and telephone number                   (Name, address and telephone
 of principal executive offices                  number of agent for service)
 and address of principal place
 of business)

                                 With Copies to:

                               Alan W. Peryam, LLC
                         1120 Lincoln Street, Suite 1000
                             Denver, Colorado 80203
                                 (303) 866-0900

     Approximate date of proposed sale to the public: As soon as practicable following the date on which the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

                                                                     Proposed             Proposed
                                                                      Maximum              Maximum           Amount of
Title of Each Class of                        Amount to be        Offering Price          Aggregate        Registration
Securities To Be Registered(1)                 Registered            Per Share         Offering Price           Fee
------------------------------                ------------          -----------       ----------------     ------------
Common Stock, $0.001 par value...........  3,000,000 shares(1)         $1.00             $ 3,000,000        $  885.00

Common Stock, $0.001 par value...........  2,700,000 shares(2)         $1.00             $ 2,700,000        $  796.50
                                           ---------                    ----              ----------         --------

         Total                             5,700,000                    XXX              $ 5,700,000        $1,681.50
----------------------------

(1)  To be offered by the Registrant.

(2) To be offered by Selling Securityholders. Includes 1,800,000 shares of Common Stock purchased in a private placement and 900,000 shares of Common Stock issuable upon exercise of outstanding warrants acquired in a private placement.

(3)  The Registration Fee was paid previously.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                                      (ii)


                                 Fan Energy Inc.
                              Cross Reference Sheet


                                     PART I
                     INFORMATION REQUIRED IN THE PROSPECTUS

Item
Number        Form SB-2 Item Number                             Caption or Location in Prospectus
------        ---------------------                             ---------------------------------
1.            Front of Registration Statement and Outside       Front of Registration Statement and Outside
               Front Cover of Prospectus                         Front Cover Page of Prospectus
2.            Inside Front and Outside Back Cover Pages         Inside Front and Outside Back Cover Pages of
               of Prospectus                                     Prospectus
3.            Summary Information and Risk Factors              Prospectus Summary and Risk Factors
4.            Use of Proceeds                                   Use of Proceeds
5.            Determination of Offering Price                   Risk Factors
6.            Dilution                                          Comparative Data
7.            Selling Security Holders                          Principal and Selling Securityholders
8.            Plan of Distribution                              Plan of Distribution
9.            Legal Proceedings                                 Not Applicable
10.           Directors, Executive Officers, Promoters and      Management
               Control Persons
11.           Security Ownership of Certain Beneficial          Principal Stockholders
               Owners and Management
12.           Description of Securities                         Description of Securities
13.           Interests of Named Experts and Counsel            Experts, Legal Matters
14.           Disclosure of Commission Position on              Plan of Distribution
               Indemnification for Securities Act Liabilities
15.           Organization Within Last Five Years               Not Applicable
16.           Description of Business                           Business
17.           Management's Discussion and Analysis or           Management's Discussion and Analysis or Plan
               Plan of Operation                                 of Operations
18.           Description of Property                           Business
19.           Certain Relationships and Related                 Certain Transactions
               Transactions
20.           Market for Common Equity and Related              Dividend Policy and Related Stockholder
               Stockholder Matters                               Matters
21.           Executive Compensation                            Management
22.           Financial Statements                              Financial Statements
23.           Changes In and Disagreements With                 Experts
               Accountants on Accounting and Financial
               Disclosure

                                      (iii)

                 [RED HERRING LANGUAGE ON PROSPECTUS COVER PAGE]

          INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                        SUBJECT TO COMPLETION DATED MAY 14, 1998

PROSPECTUS
--------------------------------------------------------------------------------
                                3,000,000 Shares

                                 FAN ENERGY INC.
                                  Common Stock
--------------------------------------------------------------------------------
     Fan Energy Inc., a Nevada corporation (the "Company"), is offering a minimum of 300,000 shares ("Minimum Offering") of the Common Stock, $0.001 par value (the "Common Stock") and up to 3,000,000 shares of Common Stock ("Maximum Offering"), by this Prospectus (the "Offering"). The Prospectus also relates to the resale of up to 2,700,000 shares of Common Stock by the Selling Securityholders identified under the caption "Principal and Selling Securityholders."

     Prior to this Offering, there has been no public market for the Common Stock of the Company, and there is no assurance that any such market will develop. See "Risk Factors--Offering Price Determination" for a discussion of the factors considered in determining the initial public offering price. While not presently planned, the directors and officers of the Company may purchase up to 100,000 shares (one-third of the Minimum Offering) in order to complete the Offering. See "Risk Factors--Direct Offering by Officers and Directors."

     The Common Stock will not be listed in the NASDAQ stock market. The Company will seek to have the Common Stock included in the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. ("NASD") following completion of the Offering.

     SEE "RISK FACTORS" ON PAGES 7 TO 13 FOR A DISCUSSION OF MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.
--------------------------------------------------------------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
                                                Underwriting
                                Price to       Discounts and       Proceeds to
                                 Public        Commissions(1)     Company(2)(3)
                                --------       -------------      ------------
Per Share .................  $      1.00        $    0.10         $      0.90
Total Minimum .............  $   300,000        $  30,000         $   270,000
Total Maximum..............  $ 3,000,000        $ 300,000         $ 2,700,000
--------------------------------------------------------------------------------
(1) The shares of Common Stock are being offered by the Company on a direct participation basis by the officers and directors of the Company who will offer and sell the securities for no commission or other compensation. The Company also may engage the services of brokers and dealers which are members of the National Association of Securities Dealers, Inc. ("NASD") and which are registered as such with the United States Securities and Exchange Commission to act as nonexclusive agents to sell the securities. Any such participating brokers and dealers may be paid a commission of 10% of the purchase price of securities sold by them. To the extent the securities are not sold through participating brokers and dealers, the proceeds to the Company would be higher. No broker-dealers have been engaged as of the date of this Prospectus. Persons who sell the securities may be deemed to be underwriters as the term is defined under the Securities Act of 1933.
(2) The first 300,000 shares are being offered by the Company on a "best-efforts, all or none" basis ("Minimum Offering"). All proceeds from subscriptions to purchase the shares offered by the Company will be transmitted to an escrow account at The Bank of Denver, Denver, Colorado ("Escrow Agent") by noon of the first business day following receipt. If at least $300,000 for subscriptions for the Minimum Offering is not deposited with the Escrow Agent within 120 days from the date of this Prospectus (which period may be extended for an additional 60 days without notice by the Company), all monies received will be refunded promptly to subscribers, without deduction for commissions or expenses and without interest thereon. The minimum investment in the Offering is $20,000. Subscribers have no right to return of subscriptions during the term of the escrow. After proceeds from the Minimum Offering have been deposited with the Escrow Agent, the Offering may be continued on a "best-efforts" basis, but without any refund provisions, until all shares offered by the Company are sold or until the Company determines to terminate the Offering, whichever first occurs. See "Plan of Distribution."
(3) The proceeds to the Company are before deduction of the expenses of this Offering, which are estimated to be approximately $40,000. Proceeds to the Company assume commissions are paid on all proceeds received. See "Use of Proceeds."

                                  May __, 1998

                               INSIDE FRONT COVER

     The Registration Statement of which this Prospectus is a part has registered for resale up to 2,700,000 shares of Common Stock of the Company which may be offered from time to time by nine persons who are the holders of such securities. See "Principal and Selling Securityholders." One million eight hundred thousand of such shares are issued and outstanding and the balance of such securities are issuable upon exercise of outstanding stock purchase warrants. See "Description of Securities." Shares of Common Stock could be sold by the holders directly, through agents, dealers or underwriters, in the over-the-counter market, or otherwise, including privately negotiated transactions by the holders, on terms and conditions determined at the time of any such sale by the selling holder. No broker, dealer or other person has undertaken to purchase or sell any of the securities to be offered by the holders. Expenses of any such sales of Common Stock will be borne by the parties as they may agree. See "Plan of Distribution."

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, PERSONS ACTING AS UNDERWRITERS MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET, SHOULD A MARKET DEVELOP. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

     Prior to the date of this Prospectus, the Company has not been a reporting company under the Securities Exchange Act of 1934, as amended. The Company intends to furnish its stockholders with annual reports containing audited financial statements.

                               PROSPECTUS SUMMARY

     This Prospectus and documents incorporated herein by reference contain certain "forward-looking statements" which involve substantial risks and uncertainties. When used in this Prospectus the forward-looking statements are often identified by the use of such terms and phrases as "anticipates," "believes," "intends," "estimates," "plans," "expects," "seeks," "scheduled," "foreseeable future" and similar expressions as they relate to the Company or its business or the management of the Company. The "safe harbor" for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 specifically does not apply to statements made in connection with an initial public offering. Although the Company believes the understandings and assumptions on which the forward-looking statements in this Prospectus are based are reasonable, the Company's actual results, performances and achievements could differ materially from the results in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, information in this Summary and elsewhere in this Prospectus reflects the 10-into-1 reverse stock split effected by the Company in March 1997, and assumes that outstanding exercisable warrants or options have not been exercised. Certain terms relating to the oil and natural gas industry are defined in "Glossary of Oil and Natural Gas Terms."

                                   The Company

     Fan Energy Inc. (the "Company") is an independent energy company engaged in the exploration and acquisition of crude oil and natural gas reserves.
Originally formed as an Idaho corporation in the early 1900s, the Company's predecessor was not successful in the exploration of mining properties. In 1988 the predecessor was merged into a newly-formed Nevada corporation as Eastern Star Mining, Inc. and it was inactive thereafter, with no assets or liabilities through the end of 1996. In early 1997 the corporation was reactivated when the holder of a majority of the outstanding Common Stock transferred control of the inactive corporation. The transferee elected new directors and officers and caused the Company to effect a 10-into-1 reverse stock split. Thereafter, the Company raised capital through the sale of its securities and acquired an interest in its oil and gas properties for cash and Common Stock. The name of the corporation was changed to Fan Energy Inc. in December 1997.

     The Company holds an undivided 25% working interest in two exploratory prospects located in Yolo and Solano Counties in the Sacramento Basin near Sacramento, California. The prospects total approximately 30,000 acres. The operator of the prospects, a nonaffiliated independent oil and gas company, has completed most aspects of a three dimensional seismic data survey ("3-D Seismic") and has identified several potential drilling sites where natural gas presence is anticipated. The initial exploratory well on the prospects was plugged and abandoned as a dry hole in January 1998. See "Business--Properties."

     The Company anticipates that as many as 40 natural gas wells may be drilled to depths from 2,000 to 8,000 feet on the two prospects over the next one to three years, depending upon whether initial drilling is successful and confirms the Company's 3-D Seismic data interpretations, future natural gas prices, availability of capital and other factors. Until and unless such wells are drilled and completed as successful natural gas producers (of which there can be no assurance) or the Company acquires or develops other oil or natural gas production or reserves, the Company will have no production, no cash flow, and no oil or natural gas reserves.

     The Company intends to acquire interests in producing oil or natural gas properties and exploratory prospects from others in the oil and gas business, including persons or entities with whom members of management of the Company may have an affiliation or other relationship.

                                Business Strategy

     The Company's intended strategy, which includes the following key elements, is to develop and increase oil and natural gas reserves, production and revenue for the Company.

     o Utilize State-of-the-Art Technologies. Certain of the Company's officers, directors and consultants have experience in utilizing 3-D Seismic data and related "state-of-the-art "technologies for analyzing oil and natural gas drilling and development opportunities. The Company intends to continue to analyze and review oil and natural gas prospects in which it holds or may acquire an interest based on acquisition and analysis of 3-D Seismic data and related technologies, including "amplitude versus offset" or "AVO" analysis, in an effort to improve drilling success rates and accelerate the development of oil and natural gas reserves.

     o Develop Drillsite Inventory. The Company's initial interests in the Bali and Fiji prospects include an inventory of up to approximately 40 potential exploratory and development natural gas wells, based on an initial review of the 3-D Seismic which has been completed. The Company believes that the present cash resources, proceeds from this Offering and anticipated proceeds from the exercise of outstanding warrants will enable the Company to pay its anticipated share of drilling and completion costs for at least 12 exploratory wells on the these prospects. The Company intends to continue to seek and acquire interests in other prospects in the United States and Canada.

     o Acquire Interests in Oil and Natural Gas Properties. The Company will continue to evaluate potential acquisitions of interests in oil and natural gas properties in the United States and Canada which may become available on terms which the Company believes will be attractive and which have the potential to add to the Company's reserves and production through the application of lower risk exploitation and exploration techniques. The Company will evaluate and may acquire interests in producing oil and natural gas properties which may become available on terms acceptable to the Company. Such acquisitions will be subject to the availability of properties deemed suitable by the Board of Directors, availability of financial resources, location and other factors.


     The Company's executive offices are located at 1801 Broadway, Suite 720, Denver, Colorado 80202, where it shares offices with George H. Fancher Jr., the Company's Chairman. The telephone number is (303) 296-6600. The Company also shares an office at 14555 North Scottsdale Road, Suite 200, Scottsdale, Arizona 85254 with Arizona Corporate Management, Inc., a business owned by William E. Grafham, President. The phone number is (602) 483-8848.


                                  The Offering

Common Stock Offered:

         By the Company.................................. 3,000,000 shares.

         By the Selling Securityholders.................. Up to 2,700,000 shares,  including up to 900,000 shares issuable upon exercise of outstanding  warrants held by
                                                          nine persons.  Selling  Securityholders have agreed not
                                                          to sell or otherwise  transfer Company  securities held
                                                          by them  for at least  120  days  from the date of this
                                                          Prospectus   and  until  30  days  after  the   Company
                                                          completes  its  offering;  thus,  the  Offering  by the
                                                          Company  will not be  concurrent  with sales by Selling
                                                          Securityholders.  See "Risk  Factors-Potential Sales by
                                                          Selling Securityholders" and "Plan of Distribution."

Shares outstanding prior to Offering..................... 7,771,704 shares of Common Stock.

         After Minimum Offering.......................... 8,071,704   shares  of  Common   Stock   (assuming   no
                                                          outstanding warrants are exercised).

         After Maximum Offering ......................... 10,771,704   shares  of  Common   Stock   (assuming  no
                                                          outstanding warrants are exercised).

Use of proceeds.......................................... The  Company  would  receive  net  proceeds of approxi-
                                                          mately  $230,000 if only the Minimum  Offering is sold,
                                                          or  $2,660,000 if the Maximum  Offering is sold,  which
                                                          would be  utilized  to fund the  Company's  anticipated
                                                          drilling obligations and acquisition and exploration of
                                                          additional oil and natural gas properties. Officers and
                                                          directors  of the  Company  do not  presently  plan  to
                                                          purchase shares in the offering;  however, such persons
                                                          or  associates  of such  persons  may  purchase up to a
                                                          total of 100,000 of shares to help the Company complete
                                                          the sale of the Minimum  Offering.  See "Risk  Factors"
                                                          and  "Plan  of  Distribution."  The  Company  will  not
                                                          receive any proceeds  from the sale of shares of Common
                                                          Stock   by   the   Selling   Securityholders.   If  all
                                                          outstanding  warrants are all exercised by holders, the
                                                          Company would receive $1,190,000.

Risk factors............................................. The  audit  reports  of  the  independent   accountants
                                                          contain a "going concern" qualification.  An investment
                                                          in  the  shares  of  Common   Stock   offered  by  this
                                                          Prospectus involves a high degree of risk and should be
                                                          considered  only by persons  who can afford the loss of
                                                          their entire investment.  Prospective  investors should
                                                          review  carefully  the  entire  Prospectus  and  should
                                                          consider,  among other things, the matters described in
                                                          "Risk Factors."

Trading................................................   The Company  will  request  one or more  broker-dealers
                                                          which  are  members  of the  NASD to  apply to have the
                                                          Common Stock of the Company  listed on the OTC Bulletin
                                                          Board Market  maintained by the NASD at the  conclusion
                                                          of the Company's Offering. No present arrangements have
                                                          been made for the  Company's  Common Stock to be listed
                                                          on the OTC Bulletin Board.


                          Summary Financial Information
                  (Dollars in thousands, except per share data)

     The following summary financial data for the periods set forth below have been derived from the Company's financial statements included elsewhere in this Prospectus. The summary financial data should be read in conjunction with Management's Plan of Operations and the Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

                                                                                         Fiscal Year Ended
                                                                                            December 31,
                                                                                   ----------------------------
                                                                                   1996                    1997
                                                                                   ----                    ----
Statement of Operations Data:
Revenue......................................................................  $  - 0 -              $    - 0 -
Costs and expenses...........................................................     - 0 -                  199,232
Net(loss)....................................................................     - 0 -                 (199,232)
Net loss per share...........................................................     - 0 -                    (0.03)
Net cash provided by (used in) operating activities..........................     - 0 -                  (51,468)

                                                                                            December 31,
                                                                                   ----------------------------
                                                                                   1996                    1997
                                                                                   ----                    ----
Balance Sheet Data:
Working capital .............................................................  $  - 0 -              $   419,402
Total assets.................................................................     - 0 -                1,710,591
Total liabilities............................................................     - 0 -                    5,315
Shareholders' equity.........................................................     - 0 -                1,705,276


                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risks, in addition to the other information contained in this Prospectus, in connection with an investment in the shares of Common Stock offered hereby.

     New Business. Although the Company has existed since 1988, the Company was substantially reorganized and entered a new line of business in 1997. Through December 31, 1997 the only business conducted by the Company was to acquire an undivided minority interest in two natural gas exploratory prospects, on one of which one unsuccessful exploratory well was drilled and abandoned as a dry hole in January 1998. The Company plans initially to conduct limited operations, primarily by continuing to participate as a minority owner in the exploration of the two natural gas prospects. The Company also intends to acquire similar interests in other oil or natural gas exploratory prospects in the United States. The Company's business operations are subject to all the risks inherent in the establishment of a new business enterprise, including the absence of an operating history, shortage of cash, lack of cash flow, undercapitalization and similar problems. The Company does not anticipate that it will receive substantial cash flow from its initial exploratory activities until and unless at least several successful wells have been drilled, completed and placed on production. The Company presently anticipates that its available cash will be devoted toward acquisition of interests in other oil and gas properties and participating in drilling activities. See "Business." Various problems, expenses, complications and delays may be encountered in connection with the development of the intended business. The Company also faces substantial competitive and regulatory obstacles and other risks, some of which are described below.

     Qualified Audit Report; Operating Losses and Need for Additional Financing. For the year ended December 31, 1997, the Company incurred operating losses of approximately $199,000 and at such date had available working capital of approximately $419,000. The auditors' reports for the Company's financial statements for the periods ending, and at, December 31, 1996 and 1997 both were qualified as to whether the Company has sufficient operating capital to enable the Company to continue as a going concern. The Company intends to use its available cash resources and proceeds of this Offering and the proceeds, if any, from the exercise of outstanding stock purchase warrants to continue to participate in the exploratory drilling of its two existing natural gas prospects and to acquire similar interests in other oil and natural gas properties. No other properties have been identified as of the date of this Prospectus. The Company initially intends to participate in the drilling of at least 10 additional wells on its existing natural gas prospects. The Company's anticipated share in the expenses of drilling 10 wells and completing any successful wells exceeds the Company's present cash resources and therefore there can be no assurance the Company will have sufficient funds available to complete its intended exploration drilling. If the Company completes the sale of the Minimum Offering, and if outstanding stock purchase warrants which expire during 1998 are exercised (see "Description of Securities--Warrants"), the Company would have sufficient funds available to complete the initial portion of its exploratory drilling plan and participate in drilling approximately 12 wells. There can be no assurance that required additional financing will be obtained or that any other financing would be available to the Company from other sources. See "Management's Discussion and Analysis and Plan of Operation."

     Direct Offering by Officers and Directors. The Company is making the Offering on a direct participation basis by its directors and officers. None of such persons has recent experience in the sale of securities in an Offering of the type described in this Prospectus. While there are escrow arrangements pursuant to which proceeds from sales of shares will be held until at least the Minimum Offering has been sold and to return the purchase price to investors if at least the Minimum Offering has not been sold within 120 days (or within 180 days, should the Offering be extended), there can be no assurance that the Offering will be successfully completed and it may be unlikely that all shares offered are sold. In addition, the lack of a named underwriter or direct participation in the Offering by named broker-dealers may make it more difficult to complete the Offering and to establish a liquid public trading market following the Offering. The directors and officers do not expect to purchase shares in the Offering; however, such persons or associates of such persons may, but are not obligated to, purchase up to 100,000 shares to help the Company complete the Minimum Offering. See "Plan of Distribution."

     Potential Sales by Selling Securityholders. The Company has also registered 1,800,000 outstanding shares of Common Stock and 900,000 shares of Common Stock underlying exercisable stock purchase warrants for resale by the holders. A potential conflict of interest exists between the Company's Offering, described in this Prospectus, and the offering of shares by the Selling Securityholders. The nine persons who hold these securities have each agreed not to sell or otherwise transfer (i.e., to "lockup") their Company securities until the later of 120 days following the date of this Prospectus or until 30 days after the Company has completed or discontinued its Offering, whichever is later (the "Lockup Period"). No concurrent offering by the Selling Securityholders and the Company is expected. However, the "overhang" of these shares may adversely affect the willingness of brokers or dealers to seek to have the Company's stock listed in the OTC Bulletin Board Market for public trading or to make a market in the Company's Common Stock following the Offering. Also, the availability of such shares for sale may adversely affect any public trading market which may develop following the market. Selling Securityholders may sell their shares following expiration of the Lockup Period whether or not the Company completes the Minimum Offering.

     Early Stages of Development Activities. The Company's initial strategy includes (i) the use of 3-D Seismic and other state-of-the-art technologies to maximize the potential of its properties, (ii) the drilling of exploratory wells in the Sacramento Basin, and (iii) subject to the evaluation of the results of seismic data and drilling, drilling of additional exploratory and development wells in the area. The success of the project will be materially dependent on whether the Company's initial few exploratory wells are commercially productive wells and whether the Company can successfully acquire interests in additional exploratory prospects. Although the Company believes the geologic characteristics and results of its 3-D data survey of its two present prospects reduce the risk of drilling nonproductive wells, there can be no assurance that the Company will drill enough productive wells to establish natural gas reserves and positive cash flow. If the Company drills a significant number of nonproductive wells, the Company's business, financial condition and results of operations would be materially adversely affected. Accordingly, due to the early stage of development, the Company is unable to predict whether its exploration activities in the Sacramento Basin will meet its expectations. In the event the Company's exploration activities do not effectively establish reserves and production, the Company's business, financial condition and results of operation will be materially adversely affected.

     Limited Management Participation. The Company's officers and directors are presently compensated primarily with Common Stock of the Company and are not employed on a full time basis by the Company. Each of such persons are expected to devote only a portion of their time to the business and affairs of the Company and all of the Company's officers and directors presently have other business affairs to which they each devote most of their time. The success of the Company in developing reserves of oil and natural gas and cash flow from the production therefrom is dependent primarily upon the active participation of George H. Fancher Jr., the Company's Chairman and William E. Grafham, the President of the Company. Both of Messrs. Fancher and Grafham have substantial experience in the oil and gas business but both also have significant and demanding outside personal business interests, the effect of which will be to minimize the amount of time that either has to devote to the business or affairs of the Company. Mr. Fancher, the Chairman and Chief Operating Officer, plans to devote 10% to 20% of his available business time to Company business. Mr. Grafham, the President, does not expect to devote more than 10% of his time to Company business. This limited time availability of management may adversely affect the Company's ability to identify and acquire interests in other oil and gas properties or to efficiently oversee the day-to-day development of the existing exploratory endeavors. See "Conflicts of Interest" below and"Management." The Company does not have key may life insurance on the lives of, nor any employment agreement with, any of its officers or directors.

     Conflicts of Interests. The directors and officers of the Company are involved in other businesses, and have other interests in the oil and gas business which may present conflicts of interest with respect to the activities of the Company. Chairman George H. Fancher Jr. is involved on a full time basis for his own account as an independent oil and gas producer. Mr. Fancher often permits others to participate (i.e., acquire a working interest) in his oil and gas projects. Mr. Fancher has represented to the Company that oil or natural gas prospects which he offers to third parties for participation, and which Mr. Fancher, in his sole discretion, believes to be appropriate for the Company, will be offered to the Company on terms no less favorable to the Company than are available to any third party. Also, oil and gas business opportunities generated by others and made available to Mr. Fancher for his participation, which Mr. Fancher, in his sole discretion, believes to be appropriate for the Company, will be made available to the Company on the same terms as are offered to Mr. Fancher. Mr. Fancher may or may not participate in such ventures for his own account. The Company will participate in an oil or natural gas prospect made available by Mr. Fancher only if a majority of the Company's directors, other than Mr. Fancher, approve the investment. Each of the other directors has existing personal interests in various aspects of the oil and gas business and each intends to continue such activities on his own behalf. However, each of the directors has represented that any business opportunity in the oil or natural gas business involving property located within 50 miles of any existing property in which the Company holds an interest will be first offered to the Company before the director pursues the opportunity for his own benefit.

     Limited Operating History. The Company has a limited operating history upon which investors may base their evaluation of the Company's prospects. As a result of its brief history and recently commenced drilling program, the financial results from the Company's historical periods are not indicative of future results. There can be no assurance that the Company will experience growth of revenue, oil and natural gas reserves or production. Any future growth of the Company's oil and natural gas reserves, production and operations would place significant demands on the Company's financial, operational and administrative resources. See "Management's Discussion and Analysis and Plan of Operation."

     Volatility of Oil and Natural Gas Prices. The Company's future revenue, operating results, profitability and growth and the carrying value of any oil and natural gas properties it acquires or develops are substantially dependent upon the prices available for oil and natural gas. Historically, the markets for oil and natural gas have been volatile and such volatility may continue or recur in the future. Various factors beyond the control of the Company will affect prices of oil and natural gas, including the worldwide and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls, political instability or armed conflict in oil or natural gas producing regions, the price and level of foreign imports, the level of consumer demand, the price, availability and acceptance of alternative fuels, the availability of pipeline capacity, weather conditions, domestic and foreign governmental regulations and taxes and the overall economic environment.

     Any significant decline in the price of oil or natural gas would adversely affect the Company and could require an impairment in the carrying value of any reserves which the Company develops. See "Business and Properties--Competition" and "Business and Properties--Regulation."

     Lack of Control Over Oil and Gas Operations. The Company does not initially expect to be the Operator of any of its oil or natural gas interests. All of the Company's oil and natural gas properties presently consist of minority undivided interests in properties operated by an unaffiliated entity. For the most part, the Company will not have the right to determine the means, timing or expenditures made in connection with operations, although the Company's agreement with the Operator entitles the Company, or any other owner of an undivided interest, to propose certain exploration activities and to become the Operator for that activity if the Operator declines to act. Thus, the Company will be unable to control material aspects of commercialization of its principal assets and will be dependent upon the expertise, experience, ability, diligence and financial condition of those who operate the various properties. An independent operator's failure to properly perform could adversely affect the Company.

     Substantial Capital Requirements. The Company's current exploration plans in the Sacramento Basin will require it to make substantial capital expenditures in connection with the exploration and exploitation of those oil and natural gas properties. The Company anticipates that the net proceeds from the Minimum Offering and present working capital will be sufficient to meet its estimated capital expenditure requirements for approximately 12 months following the Offering. Exercise of outstanding warrants which expire in 1998 would generate up to $1,190,000 of additional capital. The Company believes that it will require a combination of additional financing and cash flow from operations to continue to implement its future plans. The Company currently does not have any other arrangements with respect to, or sources of, additional financing, and there can be no assurance that any additional financing will be available to the Company on acceptable terms or at all. Future cash flows and the availability of financing will be subject to a number of variables, such as the level of production from any existing wells, prices of oil and natural gas and the Company's success in locating and producing new reserves. To the extent that future financing requirements are satisfied through the issuance of equity securities, the Company's existing stockholders may experience dilution that could be substantial. The incurrence of debt financing could result in a substantial portion of the Company's operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render the Company more vulnerable to competitive pressures and economic downturns and could impose restrictions on the Company's operations. If revenue, once established, were to decrease as a result of lower oil or natural gas prices, decreased production or otherwise, and the Company has no other capital sources available, the Company could have a reduced ability to execute its exploration or development plans, replace reserves, if any, or to maintain production levels, which could result in decreased production and revenue over time. See "Management's Discussion and Analysis and Plan of Operation."

     Drilling and Operating Risks. Oil and natural gas drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that wells drilled by the Company or in which the Company participates will be productive or that the Company will recover all or any portion of its drilling costs. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including economic conditions, title problems, water shortages, weather conditions, compliance with governmental and tribal requirements and shortages or delays in the delivery of equipment and services. The Company's future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on the Company's future results of operations and financial conditions.

     The Company's operations are subject to hazards and risk inherent in drilling for and producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to properties of the Company and others. As protection against operating hazards, the Company intends to maintain insurance coverage against some, but not all, potential losses. The Company may elect to self-insure in circumstances in which management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by third party insurance could have a material adverse effect on the Company's business, financial condition and results of operations.

     Compliance With Governmental Regulations. Oil and natural gas operations are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as safety matters, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation by federal, state and local authorities include permits for drilling operations, road and pipeline construction, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. There can be no assurance that delays will not be encountered in the preparation or approval of such assessments, or that the results of such regulations will not require the Company to alter its development plans. Any delays in obtaining approvals or material alternations to the Company's development plans could have a material adverse effect on the Company's operations. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. Although the Company believes it is in and will continue to be in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Significant expenditures may be required to comply with governmental and tribal laws and regulations and may have a material adverse effect on the Company's financial condition and results of operations. See "Business and Properties--Regulation."

     Compliance With Environmental Regulations. Operation of exploratory and other wells are subject to complex and changing environmental laws and regulations adopted by federal, state and local governmental authorities. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on properties in which the company may have an interest. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to significant liabilities on the part of the Company to the government and third parties and may require the Company to incur substantial costs of remediation. Moreover, the Company may agree to indemnify sellers of properties purchased by the Company against certain liabilities for environmental claims associated with such properties. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect the Company's results of operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired by the Company. See "Business and Properties--Regulation."

     Reserve Replacement Risk. The Company's future success depends upon its ability to find, develop or acquire oil and natural gas reserves that are economically recoverable. Once established, proved reserves of the Company would decline as reserves are depleted by production, except to the extent that the Company conducts successful exploration or development activities, enhanced oil recovery activities or acquires properties containing proved reserves. In order to establish reserves and production, the Company must continue its exploration drilling program or undertake other acquisition activities. The Company's strategic plan includes increasing its reserve base through exploratory drilling, development and exploitation of its existing property and acquiring other producing properties. There can be no assurance, however, that the Company's planned development and exploitation projects will result in significant additional reserves or that the Company will have success drilling productive wells at anticipated finding and development costs.

     Control by Existing Stockholders. Upon completion of the Minimum Offering, directors and executive officers will own approximately 47.9% of the Company's outstanding Common Stock (approximately 37.2% if the Maximum Offering is completed). Accordingly, these stockholders, as a group, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the company's Certificate of Incorporation or Bylaws and the approval of mergers and other significant corporate transactions. These factors may also have the effect of delaying or preventing a change in the management or voting control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. See "Principal Stockholders" and "Certain Anti-Takeover Provisions" below.

     Competition. The Company operates in the highly competitive areas of oil and natural gas exploration, exploitation and acquisition with many other companies, most of which have substantially larger financial resources, operations, staffs and facilities. In seeking to acquire desirable producing properties or new leases for future exploration and in marketing its oil and natural gas production, the Company faces intense competition from both major and independent oil and natural gas companies. Many of these competitors have financial and other resources substantially in excess of those available to the Company. The effects of this highly competitive environment could have a material adverse effect on the Company. See "Business and Properties--Competition."

     Acquisition Risks. The Company expects that it may from time to time evaluate and acquire interests in properties in areas where various members of management have experience or knowledge which provide attractive investment opportunities for the addition of production and reserves and that meet selection criteria established at the time. Successfully acquiring producing properties or undeveloped acreage would require an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. Such an assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, the Company will perform a review of the subject properties in a manner which management believes to be generally consistent with industry practices. Such review, however, may not reveal all existing or potential problems, nor would it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessary observable even when an inspection is undertaken. The Company generally would expect to assume preclosing liabilities, including environmental liabilities and generally acquire interests in the properties on an "as is" basis. With respect to its only acquisition to date, the Company has no material commitments for capital expenditures to comply with existing environmental requirements. There can be no assurance that any acquisitions will be successful. Any unsuccessful acquisition could have a material adverse effect on the Company.

     Certain Anti-Takeover Provisions. The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. These provisions, together with the matters described in "Risk Factors--Control by Existing Stockholders," may discourage transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock. The Company has no plans, arrangements, commitments or understandings relating to potential issuance of preferred stock. The Company also is subject to provisions of the Nevada General Corporation Law that may make some business combinations more difficult. See "Description of Capital Stock--Certain Provisions of the Company's Charter and Bylaws," and "--Nevada Law Provisions."

     Absence of Dividends on Common Stock. The Company has never declared or paid cash dividends on its Common Stock and anticipates that future earnings, if any, will be retained for development of its business. See "Dividend Policy."

     Shares Eligible for Future Sale; Registration Rights. Upon completion of the Minimum Offering, the Company will have a total of 8,071,704 shares outstanding (10,771,704 shares if the Maximum Offering is completed). Of these shares, the shares offered hereby and 2,623,533 presently outstanding shares will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 5,148,171 outstanding shares of Common Stock will be "restricted securities" as that term is defined by Rule 144 as promulgated under the Securities Act, of which 1,800,000 "restricted" outstanding shares, and up to 900,000 additional restricted shares of Common Stock issuable upon exercise of outstanding warrants, will be registered for resale. See "Principal and Selling Securityholders." Upon completion of the Minimum Offering, the Company will also have options outstanding to purchase an aggregate of 910,000 shares of Common Stock. See "Executive Compensation and Other Information," "Shares Eligible for Future Sale" and "Description of Securities."

     Prior to the Offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock in any market which may develop. Nevertheless, sales of substantial amounts of such shares in any public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

     Immediate and Substantial Dilution. Purchasers of Common Stock in the Offering will experience an immediate and substantial dilution in net tangible book value per share of approximately $0.76 (76%) if only the Minimum Offering is completed, or $0.59 (59%) if all shares offered by the Company are sold. See "Comparative Data."

     Offering Price Determination. The offering price of the Common Stock being offered was established by the Company based on such factors as the Company's capital requirements, financial condition and prospects, percentage ownership to be held by investors following this Offering, management and the general condition of securities markets at the time of the Offering. The offering price does not necessarily bear any relationship to the Company's assets, book value, earnings history or other established criteria of value. The public offering price of the Common Stock should not be considered an indication of the actual value of the Company's securities.

     No Prior Public Market; Possible Stock Price Volatility. Before the Offering, there has been no public market for the Common Stock. The initial public offering price has been determined by the Company, based on several factors that may not be indicative of future market prices. There can be no assurance that the Common Stock will be traded or listed on any public market or that, if trading does develop, it will be sustained. The market price of the Common Stock and the price at which the Company may sell securities in the future could be subject to large fluctuations in response to changes and variation in the Company's operating results, litigation, general market conditions, the prices of oil and natural gas, the liquidity of the Company and the Company's ability to raise additional funds, the number of market makers for the Company's Common Stock and other factors. In the event that the Company's operating results are below the expectations of public market analysts and investors in one or more future periods, it is likely that the price of the Common Stock will be materially adversely affected. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many energy companies, particularly emerging and new companies and that often have been unrelated to the operating performance of such companies. General market fluctuations may also adversely affect the market price of the Common Stock.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure in connection with trades in any stock defined as a "penny stock." The Commission's regulations generally define a penny stock to be an equity security that has a price of less than $5.00 per share, subject to certain exceptions (such exceptions include an equity security listed on NASDAQ or issued by an issuer that has (1) net tangible assets of at least $2 million, if such issuer has been in continuous operation for three years, (2) net tangible assets of at least $5 million, if such issuer has been in continuous operation for less than three years, or (3) average annual revenues of at least $6 million, if such issuer has been in continuous operation for less than three years). None of such exceptions are applicable to the Company. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, unless and until the securities of the Company are listed for trading on NASDAQ or the Company has $2 million in net tangible assets, trading in the Company's securities will be subject to Rule 15c2-6 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and nonexchange listed securities. Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to the sale of such securities. Securities would be exempt from this rule if the market price is at least $5.00 per share.

     Because the Common Stock would be characterized as penny stock, the market liquidity for the Company's securities could be adversely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this Offering or other stockholders to sell their securities in the secondary market.

     Limitations on Director Liability. The Company's Restated Articles of Incorporation ("Restated Articles of Incorporation") provide, as permitted by Nevada law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against directors. In addition, the Company's Restated Articles of Incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Nevada law.

                                 USE OF PROCEEDS

     The estimated net proceeds to the Company from this Offering, after deduction of assumed 10% selling commissions and the estimated expenses of this Offering, will be approximately $2,660,000 if all shares offered are sold and $230,000 if only the Minimum Offering is completed. The Company anticipates that the proceeds of this Offering will be applied and allocated over the next 12 months following this offering in approximately the amounts set forth below:

                                                                                       Minimum          Maximum
                                                                                     Shares Sold      Shares Sold
                                                                                     -----------      -----------
General and Administrative Expenses
  (Officer and employee compensation and benefits, facilities, furniture
      and equipment, and professional expenses) ................................  $    - 0 -        $   200,000
 Oil and natural gas drilling and other exploration or acquisition
      expenses(1) ..............................................................      230,000         2,460,000
                                                                                    ---------        ----------
         Total .................................................................  $   230,000       $ 2,660,000
                                                                                    =========        ==========
------------------

(1) The Company plans to participate in the drilling of at least four and perhaps as many as 10 wells on its two natural gas prospects in 1998 at expected drilling costs to the Company of approximately $60,000 per well. The first $240,000 of net proceeds from the Offering will be utilized for these drilling expenses. If at least $1.0 million or more is raised in the Offering, the Company may utilize a portion of the proceeds for acquisition of other oil or natural gas properties, including producing properties. The Company does not currently have any commitments, agreements, or understandings with respect to any acquisition of any property.

         Pending their use for the foregoing purposes, the Company may invest the proceeds in whole or in part in short term government or higher rated investment grade securities.

         The foregoing represents the Company's best estimate of its use of the net proceeds of this Offering based on present planning and business conditions. The Company may change its use of the proceeds as unanticipated events or occurrences, such as increased expenses, successful or unsuccessful drill targets or acquisition opportunities, may cause the Company to redirect its priorities and reallocate the use of proceeds.

         Any funds received by the Company upon exercise of outstanding warrants will be added to working capital.

                                COMPARATIVE DATA

     All of the Company's presently outstanding shares of Common Stock were issued at prices substantially lower than the price of the shares being offered hereby.

     As of December 31, 1997, the net tangible book value of the Company was approximately $1,694,893 or $0.22 per share. If all shares offered by the Company are sold, after deducting underwriting commissions and other offering expenses, the pro forma net tangible book value of the Company would be approximately $4,365,276 or $0.41 per share, which represents an immediate increase of approximately $0.19 per share to present stockholders and an immediate dilution of approximately $0.59 per share (59%) per share to the investors in this Offering. If only the Minimum Offering is sold, after deducting commissions and other Offering expenses, the pro forma net tangible book value of the Company as of December 31, 1997, would be approximately $1,935,276 or $0.24 per share, which represents an immediate increase of approximately $0.02 per share to present stockholders and an immediate dilution of approximately $0.76 per share (76%) to the persons purchasing shares pursuant to the Offering being made hereby.

     The following data illustrates the per share dilution to the investors purchasing the shares being offered hereby:

                                                    Minimum        Maximum
                                                    Offering Sold  Offering Sold
                                                    -------------  -------------
Offering price .....................................    $ 1.00      $ 1.00
 Net tangible book value:
    Before offering ................................      0.22        0.22
    After offering .................................      0.24        0.41
  Increase attributable to payment by investors.....      0.02        0.19
Dilution to investors(1)............................      0.76        0.59
-----------------

(1) Dilution is determined by subtracting pro forma net tangible book value per share after the Offering from the amount paid per share by investors in this Offering. Dilution will be increased by the amount of the Company's operating losses for the period from December 31, 1997, to the completion of the Offering.

     The  following  tables  compare  the  respective   investments  of  current
stockholders and of investors in this Offering assuming the maximum and minimum shares offered are sold:

                                                              Percent of
                                                                 Total
                                                              Outstanding         Average Price
                                          Number of            Shares of           Per Share of             Cash
Minimum Offering                            Shares           Common Stock          Common Stock        Consideration
----------------                         ----------          ------------          ------------        -------------
New investors........................      300,000                  3.9%             $ 1.00          $    300,000
Existing stockholders................    7,771,704                 96.3%               0.23             1,800,000(1)
                                         ---------               ------                                ----------
                                         8,071,704               100.0%                              $  2,100,000
                                         =========               ======                                 =========
                                                              Percent of
                                                                 Total
                                                              Outstanding         Average Price
                                          Number of            Shares of           Per Share of             Cash
Maximum Offering                            Shares           Common Stock          Common Stock        Consideration
----------------                          ---------          ------------          ------------        -------------
New investors........................     3,000,000                27.9%             $ 1.00          $  3,000,000
Existing stockholders................     7,771,704                72.1%               0.23             1,800,000(1)
                                          ---------              ------                                ----------
                                         10,771,704               100.0%                             $  4,800,000
                                         ==========               ======                                =========

--------------------
(1) Includes $300,000, the net cost incurred by Mr. Fancher in connection with acquisition and exploration of the Company's properties in excess of the cash payment from the Company to Mr. Fancher for his interest in the properties. See "Certain Transactions." Does not include the value of services for which 250,000 shares were issued in 1997. Also, does not include consideration paid to the Company prior to 1996 for 135,004 shares now held by approximately 500 stockholders.

     The dilution figures and other comparative data contained herein do not take into account the possible exercise of outstanding warrants or options.

                 DIVIDEND POLICY AND RELATED STOCKHOLDER MATTERS


     The Company's Common Stock is not presently traded on any public market. It is anticipated that the Common Stock may be listed on the NASD's OTC Bulletin Board Market following the completion of the Offering.

     Dividend Policy. The Company has neither declared nor paid any dividends on its Common Stock, nor does the Company anticipate that dividends will be paid on its Common Stock in the foreseeable future. The Company's board of directors presently intends to cause the Company to follow a policy of retaining earnings, if any, to expand the Company's oil and natural gas business. Any future determination to pay dividends on the Common Stock will depend on the Company's results of operations, financial condition and capital requirements. No assurance can be given that any holder of Common Stock will ever receive dividends in respect of the holder's shares of Common Stock.

     Stockholders. As of the date hereof, the Company had 522 holders of record of the Company's Common Stock.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

     The following discussion is intended to provide an analysis of the Company's financial condition and Plan of Operation and should be read in conjunction with the Company's financial statements and the notes thereto contained elsewhere in this Prospectus. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the drilling plans for natural gas, trends in the results of the Company's operations, anticipated rates of production, natural gas prices, operating expenses and the Company's anticipated capital requirements and capital resources. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below as well as those discussed under the caption "Risk Factors."

Plan of Operation

     The Company has not generated revenues in any of the last two fiscal years. The Company plans to generate future revenue through its participation in drilling with others in the Sacramento basin of cenral California.

     The Company plans to identify drilling locations for natural gas that bear consistent analytical data using 3-D Seismic and AVO technologies. Once such drilling targets are identified, the Company anticipates participating with a 25% working interest. The cost to the Company to drill a dry hole is expected to be approximately $65,000. The estimated annual cost for general and administrative expenses of the Company is anticipated to be approximately $135,000 and other capital costs associated with the existing properties may approximate $200,000. At December 31, 1997, the Company had approximately $419,000 in cash.

     Based upon the available working capital at the beginning of 1998, the Company could cover its anticipated general and administrative costs, capital lease costs and participate in drilling a maximum of two exploratory wells before additional funds would be required. If a drilled well is successful, after payment of the Company's share of completion expenses, the Company would expect to be able to drill a second well using the proceeds from production of the successful well in approximately six months after it began producing, assuming anticipated rates of production and current natural gas prices.

     The Company's anticipated share of the additional costs to complete a successful natural gas well in the Sacramento Basin would be approximately $40,000. From a successful well the Company anticipates net monthly revenue of approximately $13,000, based upon expected average monthly gross gas production of 45,000 mcf at a price of $1.80 per mcf. Direct costs for drilling and completing a successful well may be recovered in approximately eight months. The expected producing life of wells in the area is anticipated to be three to ten years.

     The Company expects at least a portion of outstanding warrants to be exercised by warrant holders if drilling results in one or more successful wells producing at anticipated rates. If all outstanding warrants were exercised, the Company would receive $500,000 by June 2,1998 and an additional $690,000 by October 31, 1998, the dates of expiration.

Results of Operations

     For Year Ended December 31, 1997 Compared to Prior Fiscal Years

     During 1996 the Company had no revenue or expenses and limited its activities to seeking a management team that would add value to the Company. The Company was successful in identifying an investor during 1996 that purchased a controlling interest in the Company during 1997.

     During 1997, the Company became active as the result of a significant change in ownership and newly appointed officers and directors. It incurred $17,856 in legal fees, consulting fees of $50,400 and travel and entertainment expenses of $14,632. Accounting costs of $25,205 were incurred to prepare the Company's records for an audit of the fiscal year of 1997 and for internal management use.

     The Company was dormant and had no activity during the two years ended December 31, 1996. Through December 31, 1996, the Company incurred $6,367 of liability to a former officer who paid Company expenses incurred in maintaining the Company's status. The Company issued 636,700 shares to the former officer in December 1996 in satisfaction of the obligation.

     The Company utilizes no internal computer software or computer operating systems which it believes will be impacted, in any material manner, by Year 2000 issues. Due to the nature of the Company's business, no material adverse impact on the Company is anticipated due to Year 2000 issues on operators of oil and natural gas properties in which the Company owns an interest, co-owners, suppliers, future customers or others.

Liquidity and Capital Resources

     At December 31, 1997, the Company's current assets of $424,717 exceeded current liabilities of $5,315, resulting in working capital of $419,402. The net proceeds from private placements received by the Company during 1997 was $1,451,676 for 4,500,000 shares of Common Stock and warrants to purchase an additional 3,680,000 shares. The Company would receive $1,190,000 during 1998 if all outstanding warrants are exercised.

     On November 11, 1997 the Company completed purchase of its 25% undivided working interest in two natural gas exploration prospects in California. The Company disbursed $907,951 in cash and issued 2,250,000 common shares valued at $300,000 to acquire the prospects. In December 1997 the Company prepaid the Operator of the properties a nonrefundable deposit of $60,625 to cover the Company's anticipated drilling costs to drill a targeted exploratory gas well, drilled in January 1998.

     The Company believes that the net proceeds from the Minimum Offering, together with existing cash and proceeds from the exercise of outstanding warrants will be sufficient to meet its anticipated cash needs for at least the next 12 months. Thereafter, if cash generated from anticipated producing wells is insufficient to satisfy the Company's capital needs, the Company expects that it will require additional capital in the future for funding working capital and drilling additional equity or debt securities or complete other financing. The Company has no commit ments in place to provide additional capital. In the event financing is needed in the future, there can be no assurance that it will be available to the Company in an amount and on terms acceptable to the Company. See "Risk Factors--Operating Losses and Need for Additional Financing."

                             BUSINESS AND PROPERTIES

General

     The Company is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves. Since reestablishing its business in 1997 the Company has acquired a 25% working interest in two exploration prospects, totaling approximately 30,000 acres, helped to review 3-D Seismic on most of the acreage and participated in one exploratory well. The Company intends to seek to develop properties in regions with known producing horizons, significant available undeveloped acreage and considerable opportunities to increase reserves, production and ultimate recoveries through exploratory and development drilling and acquisition of producing properties. The Company's present activities are focused in the Sacramento Basin in central California where its two exploration prospects are located. The Company anticipates participating in the drilling of 6 to 12 exploratory or development wells on these properties in 1998 and, depending upon the success of the initial drilling, the market for natural gas, the availability of capital and other factors, that as many as 40 wells may be drilled to fully test and exploit these two prospects. The Company intends to use its present cash assets, the proceeds of this Offering, and the anticipated proceeds from the exercise of outstanding stock purchase warrants to meet the capital requirements for exploration and development of its two current properties and to acquire similar types of interests in other oil and natural gas properties in the United States and Canada. The initial well, drilled to test for the presence of hydrocarbons at approximately 7,400 feet on one of the prospects, was a dry hole. It is intended that two wells will be drilled in late June 1998.

     The Company presently has no reserves of oil or natural gas, no production and no cash flow and it is not anticipated that any will develop unless and until the present exploratory drilling program is successful, and the Company participates in the development of reserves and production from this property. The Company does not serve as the Operator in its two present prospects. As described below, a nonaffiliated independent oil and gas producer serves as the Operator pursuant to an operating agreement standard in the industry. As a result, the Company is not generally in a position to make determinations with respect to where and when exploratory or other wells will be drilled, the timing of the drilling, the conduct of day-to-day activities and related management of the exploitation of the properties. However, the Company, or any other owner of an undivided working interest, is authorized to propose certain exploration activities and to become the operator for that activity if the Operator declines to act.

     The Company does not presently intend to operate oil and gas properties, but instead will focus upon acquiring and holding properties which management of the Company believes have a good potential to develop significant oil or natural gas production and reserves utilizing 3-D Seismic and other state-of-the-art technologies. The Company presently has not identified any such properties for acquisition and it is not likely that additional properties will be acquired until the Company has attained additional capitalization, either with the proceeds of this Offering, the exercise of outstanding warrants or from other sources.

Business Strategy

     The Company's intended strategy, which includes the following key elements, is to develop and increase oil and natural gas reserves, production and revenue for the Company.

     o Utilize State-of-the-Art Technologies. Certain of the Company's officers, directors and consultants have experience in utilizing 3-D Seismic data and related "state-of-the-art"technologies for analyzing oil and natural gas drilling and development opportunities. The Company intends to continue to analyze and review oil and natural gas prospects in which it holds or may acquire an interest based on acquisition and analysis of 3-D Seismic data and related technologies, including "amplitude versus offset" or "AVO" analysis, in an effort to improve drilling success rates and accelerate the development of oil and natural gas reserves.

     o Develop Drillsite Inventory. The Company's initial interests in the Bali and Fiji prospects include an inventory of up to approximately 40 potential exploratory and development natural gas wells, based on an initial review of the 3-D Seismic which has been completed. The Company believes that the present cash resources, proceeds from this Offering and anticipated proceeds from the exercise of outstanding warrants will enable the Company to pay its anticipated share of drilling and completion costs for at least 12 exploratory wells on the these prospects. The Company intends to continue to seek and acquire interests in other prospects in the United States and Canada.

     o Acquire Interests in Oil and Natural Gas Properties. The Company will continue to evaluate potential acquisitions of interests in oil and natural gas properties in the United States and Canada which may become available on terms which the Company believes will be attractive and which have the potential to add to the Company's reserves and production through the application of lower risk exploitation and exploration techniques. The Company will evaluate and may acquire interests in producing oil and natural gas properties which may become available on terms acceptable to the Company. Such acquisitions will be subject to the availability of properties deemed suitable by the Board of Directors, availability of financial resources, location and other factors.


Principal Properties

     Sacramento Basin. The Sacramento Basin is an asymmetrical trough roughly 160 miles long, 50 miles wide and up to 30,000 feet deep. Sacramento, California is located in the southern portion of the basin. The majority of the reserves in the basin are natural gas which occurs in sandstone reservoirs of Late Cretaceous, Paleocene and Eocene geologic ages. The productive sands are very porous and permeable, ranging in depth from 2000 to 8000 feet. It is generally assumed that the gas was generated from deeply buried Cretaceous shales during the early to mid Tertiary period when such shales reached depths of 12,000' or greater. Over time the gas migrated upward along geologic structures through faults and continuous sands where porosity and permeability allowed such migration. Most reservoirs appear to be water driven and are capable of producing at relatively high rates until the water production becomes excessive, resulting in termination of production of natural gas. The primary formations of interest in the Fiji and Bali Prospects are, in the order of importance, as follows:

               The Winters formation is the deepest and least explored due to the inadequacy of 2-D seismic in defining prospective drilling locations. This formation produces natural gas within and on all sides of each of the Company's two prospects. Average reserves for wells producing from this formation in the area are 2,500,000 mcf per well ranging in depth between 6,000 to 8,000 feet.

               The Starkey formation is immediately above the Winters. The average reserves for wells producing from this formation are 1,800,000 mcf per well at 4,000 to 6,000 feet.

               The Mokelumme formation is at a depth of approximately 3,000 to 4,000 feet and the average reserves for wells producing from this zone are 500,000 mcf per well.

               The   Domengine   formation   is   located   at  a  dept  of
          approximately 2,000 to 3,000 feet, and the average reserves for a producing well in this formation are 400,000 mcf per well.

     In August 1997, the Company entered into an agreement with George H. Fancher Jr. pursuant to which the Company agreed to acquire Mr. Fancher's undivided 25% working interest in two exploratory gas prospects in the Sacramento Basin of central California. The Company completed this transaction in early November 1997 at which time Mr. Fancher assigned to the Company his interest in two Participation Agreements with Slawson Exploration Company, Inc. (the "Operator"), an unaffiliated independent oil and gas producing company. See "Certain Transactions." Mr. Fancher reserved a 0.625% net overriding royalty interest in the properties conveyed to the Company. The Operator has a 11.5% working interest in both prospects and also holds a 3.5% overriding royalty interest in any properties acquired in the AMI (as described below). Four nonaffiliated independent oil and natural gas producing entities hold the balance of the working interest in the two prospects.

     Under the Participation Agreements, the Company is entitled to receive a 25% net working interest (approximately a 18.75% net revenue interest) in oil and natural gas leases and other property interests obtained by the Operator in two prospects, designated the "Fiji" prospect and the "Bali" prospect, included in an area of mutual interest defined in each Participation Agreement ("AMI"). The two AMIs total approximately 70 square miles and the Operator has obtained oil and gas leases or lease options totaling approximately 30,000 net acres on the two prospects. The Operator may continue to acquire additional lease acreage in the AMI. The Company is obligated to pay 33.75% of leasehold acquisition costs, oil and gas lease rentals and renewals, and costs incurred in connection with acquisition of 3-D Seismic data within the two AMI's surrounding the two prospects, for the Company's 25% working interest in the prospects. Each of the other four working interest owners (other than the Operator) also is required to pay a portion of expenses larger than its working interest. Through December 31, 1997 the Operator had incurred approximately $3.6 million for land acquisition and 3-D Seismic data expenses, of which the Company and its predecessor had paid approximately $1.2 million.

     The Operator holds title to all leasehold agreements, including oil and gas leases, farmin agreements or other leasehold acquisitions, beneficially for the Company and other participants in the prospects until such time as production is established. Therefore the Company does not anticipate that it will be a record holder of most of the acreage in which it holds an undivided beneficial interest. The Operator is also entitled to an additional fee from the Company of $2,500 per well commenced in either prospect. The Company is entitled, at its sole election, to decline to participate in any particular well proposed to be drilled by the Operator. If the Company should elect not to participate in a proposed well, it shall forfeit all of its interest in the leasehold and any agreements relating to the lands within in the revenue sharing unit for the proposed well. Once the land acquisition and 3-D Seismic acquisition is completed, the Operator will operate the exploration, development and exploitation activities under the terms of a standard Operating Agreement. The Company will generally be obligated to pay its portion of the expenditures incurred by the Operator in operating activities, including drilling expenses and similar expenditures and will be entitled to receive approximately 18.75% (the net revenue interest) of any production which might be obtained from the prospects (after provisions for land owner and overriding royalties).

     The Company has a working interest relating to 16,182 gross acres (14,551 net acres) and 15,476 gross acres (14,551 net acres) in the Fiji and Bali Prospects, respectively. A 3-D Seismic exploration program has been conducted by the Operator on each prospect and the data has been processed and most evaluation has been completed. Drilling was discontinued in January 1998 after the first well was drilled due to wet field conditions brought about by the winter's el Nino storms in central California. It is anticipated that drilling activity will resume late in the second quarter of 1998 after the drill sites have dried.

Acreage

     The following table sets forth, as of December 31, 1997, the gross and net acres of undeveloped oil and natural gas leases which the Company beneficially holds or has the right to acquire. The Company has no interest in any developed oil or natural gas leases.

Prospect Area                        Developed            Undeveloped
-------------                   -----------------      -----------------
                                Gross         Net      Gross         Net
                                -----         ---      -----         ---
Sacramento Basin:
  Bali Prospect .............   - 0 -        - 0 -     15,476      3,638
  Fiji Prospect .............   - 0 -        - 0 -     16,182      3,638
                                ------       ------    ------      -----
        Total ...............     --           --      31,658      7,276

Exploration and Development Activities

     In January 1998, the Company participated in the drilling of its first exploratory well which resulted in a dry hole. The Company paid approximately $61,000 as its 25% portion of drilling and exploratory well expenses.

     No reserves or oil or natural gas have been established attributable to the Company's interests in the above acreage.

Acquisitions

     The Company expects that it may evaluate and pursue from time to time acquisitions of interests in producing, exploratory or development oil and gas properties that provide attractive investment opportunities for the addition of production and reserves and that meet the Company's selection criteria. The successful acquisition of such properties requires an assessment of potential reserves of oil or natural gas, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. Such an assessment is necessarily inexact and its accuracy would be inherently uncertain. The Company intends that upon any such acquisition, management will perform a review of the subject properties generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies or potential value. Inspections of the properties may not be performed and problems with existing properties may not be observable even in those cases where an inspection is undertaken. The Company may assume existing liabilities, including environmental liabilities, upon any such acquisition and would likely acquire interests in such properties on an "as is" basis.

     The Company's Chairman, George H. Fancher Jr., who has substantial experience as an operator of exploration and development of oil and gas properties, may become the operator of properties in which the Company acquires an interest. In such event, charges to the Company for such services will not exceed usual and customary charges to unaffiliated persons and will be at a rate no higher than operating charges made to any other participant in a given project.

Marketing of Production

     The price to be received by the Company for any oil and natural gas production which may be established on Company properties will depend upon numerous factors beyond the Company's control, including seasonality, the condition of the national and international economies, the availability of foreign imports, political conditions in other oil and natural gas producing countries, domestic governmental regulations, legislation and policies, decreases in the prices of oil or natural gas could have an adverse affect on the value of any reserves established by the Company and the Company's cash flow from any production which may be established. For March 1998, the price paid by natural gas purchasers in the Sacramento Basin of central California was approximately $2.00 per mcf. Such prices could be higher or lower at the time that any production from the Company's exploratory activities is available for sale, depending upon the above factors and other unforseen circumstances.

Competition

     The Company operates in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production with other companies, many of which have substantially larger financial resources, operations, staffs and facilities. In seeking to acquire desirable producing properties or production, the Company faces intense competition from both major and independent oil and natural gas companies. The company expects that the inventory of unproved drilling locations in the two prospects in which the Company has an interest will be the primary source of new reserves, production and cash flow during the next year. There can be no assurance that the two prospects will yield substantial economic returns. Failure of the two prospects to yield significant quantities of economically attractive reserves in production could have a material adverse impact on the Company's future financial condition and could result in a writeoff of a significant portion of its investment in the oil and gas properties. In addition, recent drilling activity by a number of operators in the Sacramento Basin may reduce or limit the availability of equipment and supplies or reduce demand for the Company's production, either of which would impact the Company more adversely than if the Company were geographically diversified.

     The Company's competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of its competitors are large, well established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the energy business for a much longer time than the Company. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Regulation

     Regulation of Oil and Natural Gas Production. The Company's oil and natural gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state and local authorities and agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases the Company's cost of doing business and affects its profitability. Although the Company believes it is in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, the Company unable to predict the future cost or impact of complying with such laws.

     The state of California and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Such states also have statues or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells.

     Federal Regulation of Natural Gas. The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by the Company, as well as the revenues received by the Company for sales of such production. Since the mid-1980's, FERC has issued a series of orders that have significantly altered the marketing and transportation of natural gas. These orders mandate a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders was to increase competition within all phases of the natural gas industry. Certain aspects of these orders may be modified as a result of various appeals and related proceedings and it is difficult to predict the ultimate impact of the orders on the Company and others. Generally, the orders eliminate or substantially reduce the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation service, and has substantially increased competition and volatility in natural gas markets.

     The price which the Company may receive for the sale of oil and natural gas liquids would be affected by the cost of transporting products to markets. FERC has implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. The Company is not able to predict with certainty the effect, if any, of these regulations on any future operations. However, the regulations may increase transportation costs or reduce well head prices for oil and natural gas liquids.

     Environmental Matters. The Company's operations and properties will be subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may(i) require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; (ii)limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and (iii) impose substantial liabilities for pollution resulting from the Company's operations. The permits required for various of the Company's operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, the Company is in substantial compliance with current applicable environmental laws and regulations, and the Company has no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on the Company, as well as the oil and natural gas industry in general.

     The Comprehensive Environmental, Response, Compensation, and Liability Act ("CERCLA") and compar able state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. It is not uncommon for the neighboring land owners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting the Company's operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

     The Company has acquired leasehold interests in numerous properties that for many years have produced oil and natural gas. Although the previous owners of these interests may have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties. In addition, some of the

Company's properties may be operated in the future by third parties over whom the Company has no control. Notwithstanding the Company's lack of control over properties operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, adversely impact the Company.

     NEPA. The National Environmental Policy Act ("NEPA") is applicable to many of the Company's planned activities and operations. NEPA is a broad procedural statute intended to ensure that federal agencies consider the environmental impact of their actions by requiring such agencies to prepare environmental impact statements ("EIS") in connection with all federal activities that significantly affect the environment. Although NEPA is a procedural statute only applicable to the federal government, a significant portion of the Company's Sacramento Basin acreage is located either on federal land. The Bureau of Land Management's issuance of drilling permits and the Secretary of the Interior's approval of plans of operation and lease agreements all constitute federal action within the scope of NEPA. Consequently, unless the responsible agency determines that the Company's drilling activities will not materially impact the environment, the responsible agency will be required to prepare an EIS in conjunction with the issuance of any permit or approval.

     ESA. The Endangered Species Act ("ESA") seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. ESA provide for criminal penalties for willful violations of the Act. Other statutes that provide protection to animal and plant species and that may apply to the Company's operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although the Company believes that its operations are in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject the Company to significant expense to modify its operations or could force the Company to discontinue certain operations altogether.

Title to Properties

     The Company has the right to acquire from the Operator satisfactory title to all interest in the two prospects where it holds an interest in accordance with standards generally accepted in the oil and natural gas industry. The Company's properties will be subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which the Company believes do not materially interfere with the use of or affect the value of such properties. The remaining acreage is held by lease rentals and similar provisions and requires production in paying quantities prior to expiration of various time periods to avoid lease termination.

Office Facilities

     The Company currently uses approximately 750 square feet of office space in Scottsdale Arizona which it shares with Arizona Corporate Management, Inc., a company owned by William E. Grafham, President, and shares offices with its Chairman, George H. Fancher Jr. in Denver, Colorado. The Company pays $2,000 per month, on a month-to-month basis, for each office for rent and related services. See "Certain Transactions."

Employees

     As of the date of this Prospectus, the Company had no employees. The Company's five directors and four part time consultants provide management and other services.

                                   MANAGEMENT

     The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. Each director has served since 1997 except Mr. Cloudy, who became a director April 9, 1998. Each serves until the next annual meeting of stockholders.

Names of Executive
Officers and Directors      Age  Position
----------------------      ---  --------
George H. Fancher Jr. .....  58  Chairman of the Board, Chief Operating
                                 Officer and Director
William E. Grafham.........  60  President, Chief Executive Officer and Director
Jeffrey J. Scott...........  35  Vice President and Director
Rex L. Utsler .............  52  Vice President and Director
George A. Cloudy ..........  64  Director
Albert A. Golusin..........  43  Secretary and Treasurer

     George H. Fancher Jr. Mr. Fancher has been a self employed independent oil producer, operator and consultant in the Rocky Mountain Area since 1969, doing business as Fancher Oil Company since 1980. He was employed by Chevron as a Petroleum Engineer, in Casper, Wyoming, and Denver, Colorado from 1962 until 1966. In 1966, he joined Ball Brothers Research Corporation in Boulder, Colorado, followed by two years with an independent oil company before forming Smith-Fancher, independent producers in the Rocky Mountain and Mid-Continent regions. In 1980, he formed Fancher Oil Company and has operated as a sole proprietor since that time.

     George Fancher has been a director of the Independent Petroleum Association of America (IPAA), the Independent Petroleum Association of Mountain States
(IPAMS) and the Rocky Mountain Oil and Gas Association (RMOGA). He is a registered Petroleum Engineer and a member of the Society of Petroleum
Engineers. He also serves on the Crude Oil Policy Committee, Improved Oil Recovery Task Force Committee, and Public Lands Committee of the IPAA. He is also a member of the Liaison Committee of Cooperating Oil and Gas Associations, and currently is Chairman of the Rocky Mountain Producers Advisory Group and on the Board of Directors of the Petroleum Technology Transfer Council (PTTC).

     William E. Grafham. Mr. Grafham has an investment banking background having worked for two major national Canadian Brokerage houses from 1963 until 1977. In 1977 he established operating companies representing West German partnerships investing in natural resources. Offices were set up in Calgary, Alberta; Denver, Colorado; and Vancouver, BC. The Calgary and Vancouver operating companies were eventually merged into larger entities; while the main assets of the Denver operation were sold in 1988.

     Since 1988 Mr. Grafham, a private investor, has participated in the formation of a number of businesses investing in technology, oil and gas, precious metals and mining, and real estate. Most of these investments have resulted in the companies going public, with involvements in a number of countries. Mr. Grafham has been active as a director in various companies during the last five years. He is currently a director or officer of the following publicly-traded Canadian companies:

     Company                               Public Exchange                    Type of Business

     Viceroy Research Corporation          Toronto Stock Exchange             Gold mining
     Jerez Energy International, Inc.      Alberta Stock Exchange             Oil and gas
     Jettstar Resource Services Inc.       Alberta Stock Exchange             Service rigs-oil
     Walking Bear Resources Inc.           Alberta Stock Exchange             Technology
     Tellis Gold Mining Company Inc.       Vancouver Stock Exchange           Mining

                                       25

     Jeffrey J. Scott. Mr. Scott is currently President and Chief Operating Officer of Calgary-based Jerez Energy International Inc. Jerez is a Canadian international oil and gas exploration and development company focused in West Africa. He has held this position since May 1995. Mr. Scott is also Vice President of Operations of Postell Energy Co. Ltd., a privately held Canadian oil and gas company. He has held this position since 1986. Mr. Scott is a graduate of the University of Calgary and has been active in the oil and gas industry since 1979 and has experience in the areas of production, operations and management.

     Rex L. Utsler. Mr. Utsler has over twenty years of executive management experience in the energy and retail services industries. From 1971 to 1980, Mr. Utsler was employed by Western Crude Oil Inc., a large independent crude oil transportation and marketing company in various senior management and executive positions. In 1980, he founded Bountiful Corporation, a company that specialized in the purchasing, transportation and marketing of crude oil and served as president and chief executive officer from 1980 to 1988. From 1991 to 1997 Mr. Utsler was president and chief executive officer of Grease Monkey Holding Corporation, a public company, specializing in automotive services.

     George A. Cloudy. Mr. Cloudy has been engaged in the oil exploration business since 1956. After graduating from Montana School of Mines with an engineering geology degree, petroleum option, he worked for G.S.I., a division of Texas Instruments as a geophysicist from 1956 until 1965.

     In 1965 he was a co-founder of Digicon Inc., now Veritas DGC. From 1965 to 1984 he served in various capacities as Vice President, North and South America; Executive Vice President, Europe, Africa and the Far East; President, Digicon Geophysical Corp., and Vice President of Research. He was a director from 1965-1991. He served as chief geophysicist and exploration coordinator of Oil Quest Inc. from 1995 to 1997. He is now an individual investor.

     Mr. Cloudy is a member of the Society of Exploration Geophysicists, a registered geologist (California) and a registered professional geophysicist, Alberta, Canada (APEGGA).

     Albert A. Golusin. Mr. Golusin has been a Certified Public Accountant since 1981. From 1985 to 1992, Mr. Golusin was the Controller of a public company called N-W Group, Inc. which later became Glenayre Electronics. He was responsible for assisting in the public reporting to regulatory agencies in the United States and Canada for the company. From 1993 to the present, Mr. Golusin has consulted to companies in the process of becoming publicly traded. He shares an office with Arizona Corporate Management, Inc. in Scottsdale, Arizona.

Consultant

     Adrian H. Goodisman. Mr. Goodisman has 12 years of exploration and production experience primarily in the U.S. and Western Canada, as well as international experience in the UK, Egypt, Australia and Japan. He is a petroleum engineer and has gained technical excellence in field exploitation, acquisition/divestment's, reserve determinations and economic evaluations. He has a Bachelor of Science (honors) degree in mathematics from the University of Salford, UK and a Master of Science degree in petroleum engineering from the University of Texas at Austin. Mr. Goodisman is also actively involved with the Society of Petroleum Engineers (SPE) and is presently on the SPE National Membership Committee, and a director of the Gulf Coast (Houston) Section. For the 1995/96 year, he served as Chairman of the Board of Directors for the SPE Canadian Section.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation paid by the Company for services rendered in all capacities to the Company for the fiscal year ended December 31, 1997 (there was no compensation in prior years) of the chief executive officer at December 31, 1997 and all officers and directors, as a group.

                           Summary Compensation Table
                                                                             Long Term
                                                Annual Compensation        Compensation
                                          -------------------------------  ------------
                                                                            Securities
Name and Principal                                           Other Annual   Underlying   All Other
Positions at 12/31/97                     Salary     Bonus   Compensation     Options  Compensation
---------------------                     ------     -----   ------------   ---------- ------------
William E. Grafham ...................    - 0 -      - 0 -        - 0 -       200,000      None
President

All officers and directors,
as a group (five persons) ...........   $10,027(1)   - 0 -     $30,000(2)     800,000      - 0 -
---------------------

(1)  Paid to Albert A. Golusin, Secretary, for services as a consultant.
(2) Includes 150,000 shares of Common Stock, valued at $30,000, issued to three persons for services as officers, directors and representatives of the Company.

     The Company has an agreement to pay Albert A. Golusin a monthly retainer of $2,500, as a consultant, for part time accounting and financial reporting services. In addition, Mr. Golusin will receive 15,000 shares of Common Stock on July 1, 1998 for services he provides to the Company through June 30, 1998.

Value of Options at December 31, 1997

                                          Aggregate Fiscal Year End Option Values
                                -------------------------------------------------------------
                                    Number of Securities             Value of Unexercised
                                  Underlying Unexercised             In-the-Money Options
                                Options at Fiscal Year End            at Fiscal Year End
                                  Exercisable/Unexercisable       Exercisable/Unexercisable(1)
                                ---------------------------       ----------------------------
William E. Grafham............         150,000/50,000                  $104,000/$39,000
All officers and directors
 as a group...................         735,000/65,000                  $435,500/$50,700
----------------------

(1) Because there is no trading market, the estimated value is based on the offering price of $1.00 of the Company's Common Stock less the exercise price of the options.

Option Grants in the Last Fiscal Year

         The Company granted options during 1997 to the following officers and directors:

                                                         Percent of Total
                                   Number of Shares      Options Granted        Exercise Price         Expiration
Name                              Underlying Options       During Year              ($/sh)                Date
----                              ------------------     ----------------       --------------         ----------
William E. Grafham..............      100,000(1)              12.3%                 $0.22               07/02/02
President                             100,000(2)              12.3%                 $0.35               10/30/07
George H. Fancher Jr. ..........      250,000(2)              30.1%                 $0.35               10/30/07
Rex L. Utsler ..................      100,000                 12.3%                 $0.35               10/30/07
Jeffrey J. Scott ...............      150,000                 18.5%                 $0.35               10/30/07
Albert A. Golusin ..............       30,000(1)               3.7%                 $0.20               07/02/07
                                       70,000                  8.6%                 $0.35               10/30/07
----------------------

(1) These options become exercisable as to one-half of the shares six months from the date of grant (July 1, 1997) and as to the balance, on July 1, 1998. All other options are presently exercisable.

(2) The options are nonstatutory ("nonqualified") options. All other options are intended to be incentive stock options under Section 422A of the Internal Revenue Code of 1986.

Stock Option Plan

     The Company has adopted its 1997 Statutory and Non-Statutory Incentive Stock Option Plan ("Plan") which authorizes the Company to grant incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. The Plan relates to a total of 1,000,000 shares of Common Stock. Options relating to 910,000 shares have been issued and outstanding. The options for 230,000 shares vest in two equal installments at six months from the date of grant and at the first anniversary of the grant. Other outstanding options became vested at December 31, 1997. The options are exercisable at $0.20 per share for 30,000 shares, $0.22 per share for 100,000 shares, $0.35 per share for 680,000 shares and $0.50 per share for options to purchase 100,000 shares granted to George A. Cloudy in April 1998 at the time he joined the Board of Directors. The outstanding options must be exercised within 10 years from the date of grant and no later than three months after termination of employment or service as a director, except that any optionee who is unable to continue employment or service as a director due to total and permanent disability may exercise such options within one year of termination and the options of an optionee who is employed or disabled and who dies must be exercised within one year after the date of death.

     The Plan requires that the exercise prices of options granted must be at least equal to the fair market value of a share of Common Stock on the date of grant, provided that for incentive options if an employee owns more than 10% of the Company's outstanding Common Stock then the exercise price of an incentive option must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant, and the maximum term of such option may be no longer than five years. The aggregate fair market value of Common Stock, determined at the time the option is granted, for which incentive stock options become exercisable by an employee during any calendar year is limited to $100,000.

     The Plan is to be administered by the Company's Board of Directors or a committee thereof which determines the terms of options granted, including the exercise price, the number of shares of Common Stock subject to the option, and the terms and conditions of exercise. No option granted under the Plan is transferrable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

Compensation of Directors

     The Company does not pay cash compensation to directors. Four of the directors of the Company will be issued 50,000 shares of restricted Common Stock of the Company on July 1, 1998 as compensation for services furnished to the Company as an officer or director through June 30, 1998. The right to receive such shares will be forfeited if a director is unable or unwilling to perform the services. The Company has granted each of the four directors options to purchase shares of Common Stock at $0.35 per share, as shown in the table above. The options were granted under the Plan and must be exercised within 10 years from the date of grant. George A. Cloudy received an option to purchase up to 100,000 shares at $0.50 per share in April 1998. The option becomes exercisable as to half of the shares six months after the date of grant and as to the balance one year from the date of grant.

                      PRINCIPAL AND SELLING SECURITYHOLDERS

     The following table sets forth, as of April 30, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered by the Company pursuant to this Prospectus, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each director and officer of the Company,
(ii) each person known to the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, with such person's address, (iii) each person whose shares have been registered for resale in the Registration Statement of which this Prospectus is a part (the "Selling Securityholders"), and (iv) all of the directors and executive officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.

                                                                                               Shares beneficially
                                                                                              owned after offering
                                                                                            ---------------------------
                                                                                                           Percent
                                                       Shares Beneficially                            -----------------
                                                    owned prior to offering(1)   Shares                Minimum  Maximum
Name of Beneficial Owner                            ------------------------- being offered           Offering Offering
or Name of Officer or Director                         Number      Percent      for sale    Number      Sold     Sold
--------------------------------------------           ------      -------    ------------- ------    -------- --------
William E. Grafham, Director ....................   843,568(2)      10.5%           --     843,568     10.1%      7.7%
Grandview Condominiums #412
Seven Mile Beach
Grand Cayman, BWI

George H. Fancher Jr., Director .................   3,000,000(3)    35.2%           --   3,000,000     34%       26%
1801 Broadway, Suite 720
Denver, Colorado 80202

Rex L. Utsler, Director .........................   350,000(4)       4.4%           --     350,000      4.2%      3.2%

Jeffrey J. Scott, Director ......................   200,000(5)       2.5%           --     200,000      2.5%      1.8%

George A. Cloudy, Director ......................       --           --             --        --         --        --

Albert A. Golusin, Secretary and Treasurer......... 185,000(6)       2.4%           --     185,000      2.3%      1.7%

David Grafham ...................................   650,000(7)       8.0%           --     650,000      7.7%      5.9%
1307 West 8th Avenue
Vancouver, B.C.
Canada V5H 3W4

Roger Duffield ..................................   625,000((9)      7.8%           --     625,000      7.4%      5.7%
c/o  Euro Bank Corporation
5th Floor, Anderson Square
Grand Cayman, BWI(8)

Euro Securities Ltd. ............................   650,000(7)       8.0%           --     650,000      7.7%      5.9%
c/o  Euro Bank Corporation
5th Floor, Anderson Square
Grand Cayman, BWI(8)

Linda Kemble ....................................   650,000(7)       8.0%           --     650,000      7.7%      5.9%
#59 Temple Hill Dr. N.E ................
Calgary, Alberta
Canada T1Y 404

Don Stewart .....................................   738,000(10)      9.0%           --     738,000      8.7%      6.6%
P. O. Box 245
Grand Cayman, BWI(8)

                                       29


                                                                                               Shares beneficially
                                                                                              owned after offering
                                                                                            ---------------------------
                                                                                                           Percent
                                                       Shares Beneficially                            -----------------
                                                    owned prior to offering(1)   Shares                Minimum  Maximum
Name of Beneficial Owner                            ------------------------- being offered           Offering Offering
or Name of Officer or Director                         Number      Percent      for sale    Number      Sold     Sold
--------------------------------------------           ------      -------    ------------- ------    -------- --------
Susan Scott .....................................   415,000(12)      5.2%     300,000(15)  115,000      1.4%      1.1%
#2 2109 4th Avenue, N.W.
Calgary, Alberta, Canada T2N 0N6

Alex Whiteside ..................................   405,000(11)      5.1%     405,000(14)   - 0 -        --       --
1530--1001 13 Avenue, S.W.
Calgary, Alberta, Canada T2R 0L5

Aldridge Holdings, Ltd. .........................   300,000(11)      3.7%     300,000(11)   - 0 -        --       --

Bank Lips, Ltd. .................................   372,000(14)      4.7%     300,000(12)   72,000       .9%       .7%

Colony Investments Limited ......................   320,000(15)      4.1%     300,000(13)   20,000       .2%       .2%

EMB Management Consultants ......................   300,000(13)      3.8%     300,000(11)   - 0 -        --       --

Hartford Securities .............................   300,000(13)      3.8%     300,000(11)   - 0 -        --       --

Charles Maddin ..................................   300,000(13)      3.8%     300,000(11)   - 0 -        --       --

Wadeco, Inc. ....................................   345,000(16)      4.4%     195,000(17)  150,000      1.8%      1.4%


All officers and directors as a
group (6 persons) ............................... 4,578,568(17)     49.5%     950,000    4,578,568     47.9%     37.2%

(1) All securities are owned directly and beneficially unless otherwise noted. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of March 1, 1998 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.
(2) Includes 250,000 shares of Common Stock underlying presently exercisable options and warrants.
(3) Includes 750,000 shares underlying presently exercisable stock purchase warrants and options. In addition, the Company will be required to issue and deliver to Mr. Fancher an additional 500,000 shares of Common Stock if the Company receives gross revenue from its interest in the Bali and Fiji prospects at least equal to all direct costs incurred in acquiring the prospects, and drilling the wells, including cash amounts paid to Mr. Fancher at the time of acquisition. See "Certain Transactions."
(4) Includes 200,000 shares of Common Stock underlying presently exercisable stock purchase warrants
(5)  Includes presently exercisable options to purchase up to 150,000 shares.
(6) Includes 135,000 shares of Common Stock underlying presently exercisable options and stock purchase warrants.
(7) Includes 325,000 shares of Common Stock underlying presently exercisable stock purchase warrants.
(8) Euro Securities Ltd. is controlled by Euro Bank, a bank in Georgetown, Grand Cayman Island, British West Indies, of which Don Stewart is a director. Mr. Stewart has no other relationship with, or control over, Euro Securities Ltd.
(9) Includes 225,000 shares of Common Stock underlying presently exercisable stock purchase warrants.

(10) Includes 413,000 shares of Common Stock underlying presently exercisable stock purchase warrants.
(11) Includes 135,000 shares of Common Stock underlying presently exercisable stock purchase warrants.
(12) Includes 215,000 shares of Common Stock underlying presently exercisable stock purchase warrants.
(13) Includes 100,000 shares of Common Stock underlying presently exercisable stock purchase warrants.
(14) Includes 172,000 shares of Common Stock underlying presently exercisable stock purchase warrants.
(15) Includes 120,000 shares of Common Stock underlying presently exercisable stock purchase warrants.
(16) Includes 65,000 shares of Common Stock underlying presently exercisable stock purchase warrants.
(17) Includes 750,000 shares  underlying  presently  exercisable  stock purchase warrants and 735,000 shares of Common Stock underlying presently exercisable options


                              CERTAIN TRANSACTIONS

     On October 31, 1997 the Company sold 2,000,000 shares for $1,000,000 and paid finder's fees and related offering costs of $47,894 and issued warrants to purchase an additional 1,180,000 shares for $690,000 on or before October 31, 1997 to 11 non-United States persons or entities pursuant to Regulation S adopted under the Securities Act. William E. Grafham, the Company's President, a citizen of Canada and a resident of Grand Cayman, BWI, purchased 200,000 shares and 100,000 warrants for $100,000. The shares are restricted from transfer except in accordance with applicable United States' laws and the purchasers each agreed to resell the securities to a "U.S. Person" as defined in Regulation S, only in accordance with applicable laws. All of the Common Stock and the shares underlying the warrants, other than the shares and warrants held by Mr. Grafham, have been registered for resale by the holders.

     On November 11, 1997 the Company completed the acquisition of a 25% working interest in the Fiji and Bali natural gas exploration and development prospects in California from George H. Fancher Jr., subject to a net .625% overriding royalty interest retained by Mr. Fancher. The prospects together total over 30,000 acres and are located in the southern part of the Sacramento Basin. See "Business--Principal Properties." The Company paid $907,951 in cash and issued 2,250,000 shares at a deemed value of $300,000 for the property. Mr. Fancher acquired the interests in the properties early in 1997 and incurred approximately $1,208,000 for acquisition of his interest in the properties and payment of his portion of exploration and leasehold costs and expenses before transfer to the Company. The Company also paid $6,247 to Mr. Fancher representing interest on a portion of Mr. Fancher's cost between the time that the agreement to acquire the properties was made and the date of completion of the transaction As additional consideration, the Company agreed to issue 500,000 additional restricted shares to Mr. Fancher if the gross revenue received by the Company from the prospects is at least equal to all direct costs of the Company associated with acquiring the interest in the prospects and exploration, drilling and other related expenses by December 31, 1999. At December 31, 1997 the Company had incurred direct costs of approximately $1,275,491, including the cash payment to Mr. Fancher. Prior to the acquisition, Mr. Grafham and consultants retained by the Company reviewed the available geologic data on the properties and negotiated the purchase price based on the perceived value of the properties as assembled by the Operator, the acquisition and exploration expenditures on the properties and the lack of a public market for the Company's shares. Mr. Fancher agreed to become a director of the Company following completion of the transaction.

     In 1997 the Company paid $18,000 to Arizona Corporation Management, Inc., a corporation owned by William E. Grafham, as reimbursement for office and related expenses and for rent. The Company has a month-to-month agreement to pay $2,000 per month to the corporation for office space, use of certain office equipment and for limited administrative services. The Company also has an arrangement with George H. Fancher Jr., pursuant to which Mr. Fancher was paid $2,000 in 1997 and will be paid $2,000 per month in 1998 for office facilities, use of certain office equipment and limited administrative and technical support.

     On June 2, 1997 the Company sold 2,500,000 shares and warrants to purchase an additional 2,500,000 shares at $0.20 per share for $500,000 to eight purchasers in private transactions with non-United States residents.

     On December 1, 1996 Jean Boyd, then a director and an officer of the Company, was issued 636,700 shares of Common Stock at a deemed value of $0.001 per share in satisfaction of an obligation of $6,367 owed to her for Company expenses advanced by her in previous years.

                              PLAN OF DISTRIBUTION

Shares of Common Stock Offered by the Company

     The offering of shares of Common Stock by the Company is being conducted by the Company on a 300,000 share minimum (the "Minimum Offering"), 3,000,000 share maximum (the "Maximum Offering") direct participation basis at an offering price of $1.00 per share. The six persons who are the Company's officers and directors will offer the shares of Common Stock on behalf of the Company. Such persons will not be compensated, directly or indirectly, in connection with participation in the sale of the shares. In addition, the Company may engage one or more brokers or dealers which are members of the National Association of Securities Dealers, Inc. ("NASD') and which are registered as such with the United States Securities and Exchange Commission to act as nonexclusive agents (the "Selected Dealers") on behalf of the Company to offer and sell the shares of Common Stock. Any such Selected Dealer would be paid a commission of 10% of the purchase price of Common Stock sold by them. No broker-dealer or other person has made any commitment to purchase or sell any or all of the shares of Common Stock offered by the Company. It is not anticipated that any Selected Dealer would sell more than 10% of the shares of Common stock offered by the Company. The officers and directors of the Company and any Selected Dealers will use their best efforts to identify purchasers for the shares during the offering period. The Company will agree to indemnify each Selected Dealer against certain liabilities, including certain liabilities or claims under the Securities Act or to contribute to payments the Selected Dealer may be required to make in respect thereof.

     All proceeds from subscriptions with respect to shares of Common Stock offered and sold by the Company or a Selected Dealer will be deposited promptly with The Bank of Denver, Denver, Colorado, as Escrow Agent, pursuant to an Escrow Agreement between the Company and the Escrow Agent. Funds received from subscriptions will be transmitted to the Escrow Agent no later than noon of the business day following receipt by the Company and any Selected Dealers. Unless the Company has completed at least the Minimum Offering and deposited the proceeds with the Escrow Agent within 120 days from the date of this Prospectus (which date may be extended for up to an additional 60 days without notice by the Company), subscriptions will be refunded promptly to subscribers in full without deduction therefrom or interest thereon. During the 120-day offering period and any extension, no subscriber will be entitled to a refund of any subscription.

     The Company may sell shares of Common Stock to interested subscribers if they reside in a state in which the shares may be sold and in which the Company or a Selected Dealer is permitted to sell the shares. The Company is not obligated to sell any shares to any person. Additionally, officers, directors and present stockholders of the Company and affiliates or persons associated with such persons may purchase up to 100,000 of the shares offered, including making purchases of amounts necessary to complete the Minimum Offering within the offering period. Such persons would purchase the shares on the same terms as purchases by the public provided that shares purchased by officers or directors or their affiliates would be taken for investment and would not be resold except in compliance with applicable securities laws. The proceeds from this Offering will not be utilized, directly or indirectly, to enable anyone to purchase shares of Common Stock offered by the Company. To the extent that officers, directors, current stockholders and their affiliates or associates purchase shares offered by the Company in the Offering, the number of shares in the Minimum Offering required to be purchased by the general public will be reduced by a like amount and under such circumstances the control of the Company by the present stockholders would be increased. The officers and directors of the Company and any Selected Dealers may be deemed to be "underwriters" as such term is defined under the Securities Act.

         Selected Dealers or others may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock in any market which may develop following the Offering, including bidding for, or purchasing shares of Common Stock in the open market, in stabilization transactions or otherwise. Any of these activities, if undertaken, could stabilize or maintain the market price of the Common Stock above independent market levels and could be discontinued at any time.

     Certain provisions included in the Company's Articles of Incorporation and Bylaws require the Company to indemnify officers or directors for certain liabilities incurred while serving as an officer or director of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and would, therefore, be unenforceable.

Sale of Shares by Selling Securityholders

     The Selling Securityholders described in the table above hold a total of 1,800,000 shares of outstanding Common Stock and warrants entitling them to purchase up to 900,000 additional shares of Common Stock. The outstanding shares and the shares to be issued upon exercise of the warrants are restricted securities as defined in Rule 144 adopted under the Securities Act while held by the Selling Securities.

     Each of the Selling Securityholders has agreed not to sell or otherwise transfer his or her shares for at least 120 days from the date of this Prospectus and until the Company has concluded its Offering (the "Lockup Period"). Thereafter, the Selling Securityholders (or their pledgees, donees, transferees, or other successors in interest) from time to time may sell all or a portion of the Shares "at the market" to or through a market maker or into an existing trading market, if a market then exists, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. The Selling Securityholders may offer and sell shares following the Lockup Period regardless of the outcome of the Offering by the Company. By way of example, and not by way of limitation, the Shares may be sold by one or more of the following methods: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated with the Selling Securityholder immediately prior to the sale. It is anticipated that the per share selling price for the Shares sold when a public market exists will be at or between the "bid" and "asked" prices of the Company's Common Stock, if any, as quoted in the over-the-counter market immediately preceding the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. A copy of this Prospectus will be delivered by the Selling Securityholder to each purchaser or as otherwise required at the time of sale. Expenses of any such sale will be borne by the parties as they may agree.

     In addition, any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to the Prospectus.

     The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer which purchases Shares as principal or any profits received on the resale of such Shares may be deemed to be underwriting discounts and commissions under the Securities Act.
                                       32

     In order to comply with certain state securities laws, if applicable, the Shares may be sold in only states where the Shares have been registered or qualified for sale or an exemption from registration or qualification is available and is complied with.

     The Shares offered hereby will be sold by the Selling Securityholders (or their pledgees, donees, transferees or other successors in interest) acting as principals for their own account. The Company will receive none of the proceeds from such sales.

     No underwriting arrangements exist as of the date of this Prospectus for any Selling Securityholders to sell its shares. Upon being advised of any underwriting arrangements that may be entered into by a Selling Securityholder after the date of this Prospectus, the Company will prepare a supplement to this Prospectus to disclose such arrange ments.

Certain Provisions of the Articles of Incorporation, Bylaws and Nevada Law

     The Company's ability to issue shares of new classes of preferred stock and to determine the rights, preferences, privileges, designations and limitations of such stock, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption and other terms of conditions of such stock, could make it more difficult for a person to engage in, or discourage a person from engaging in, a change in control transaction without the cooperation of management.

     The Company's Articles of Incorporation contain a provision, authorized under Nevada law, which limits the liability of directors or officers of the Company for monetary damages for breach of fiduciary duty as an officer or director other than for intentional misconduct, fraud or a knowing violation of law or for payment of a dividend in violation of Nevada law. Such provision limits recourse for money damages which might otherwise be available to the Company or stockholders for negligence by individuals while acting as officers or directors of the Company. The Restated Articles of Incorporation do not provide for the elimination of or any limitation on the personal liability of directors for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions, or (iv) any transaction from which such director derives an improper personal benefit. Although this provision would not prohibit injunctive or similar actions against directors or officers, the practical effect of such relief would be limited.

     The Articles of Incorporation and Bylaws also contain provisions requiring the Company to indemnify officers, directors and certain employees for certain liabilities incurred in connection with actions taken on behalf of the Company, including expenses incurred in defending against such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Statutes

     The Nevada General Corporation Law ("Nevada GCL") contains two provisions, described below as "Combination Provisions" and the "Control Share Act," that may make more difficult the accomplishment of unsolicited or hostile takeover transactions.

     Restrictions on Certain Combinations Between Nevada Resident Corporations and Interested Stockholders. The Nevada GCL includes certain provisions (the "Combination Provisions") prohibiting certain "combinations" (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an "interested stockholder" (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation's stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than five years after the interested stockholder's date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto, or in its bylaws. The Company's Articles of incorporation and Bylaws do not currently contain a provision rendering the Combination Provisions inapplicable.

     Nevada Control Share Act. Nevada's Control share Acquisition Act (the "Control Share Act") imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of "control shares" of a person or group ("Acquiring Person") purchasing a "controlling interest" in an "issuing corporation" (as defined in the Nevada GCL) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an "issuing corporation" unless, before an acquisition is made, the articles of incorporation or bylaws in effect to the 10th day following the acquisition of a controlling interest provide that it is inapplicable. The Company's Articles of Incorporation and Bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

     Under the Control Share Act, an "issuing corporation" is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record (which for this purpose includes registered and beneficial owners) and residents of Nevada, and which does business in Nevada directly or through an affiliated company. The status of the Company and its stockholders at the time of the occurrence of a transaction governed by the Control Share Act (assuming that the Company's Articles of Incorporation or Bylaws have not theretofore been amended to include opting out provisions) would determine whether the Control Share Act is applicable.

     The Control Share Act requires an Acquiring Person to take certain procedural steps before he or it can obtain the full voting power of the control shares. "Control shares" are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a "controlling Interest, " and (2) acquired within 90 days immediately preceding that date. A "Controlling interest" is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with 1/5) of all voting power of the corporation. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as "interested stockholders" (as defined in the act).

     The Company Articles of Incorporation and Bylaws do not include provisions which preclude effectiveness of the Control Share Act.

     The Control share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror's Statement to the corporation within 10 days after the Acquiring Person's acquisition of the control shares; or (2) an Offeror's Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. The Company's Articles of Incorporation and Bylaws do not address this matter.

Shares Available for Future Sale

     Once the Company has completed or discontinued the primary Offering, the Selling Securityholders may commence a secondary Offering of shares held by them. There will be no concurrent offerings. Upon completion of this Offering, the Company will have 8,071,704 shares of Common Stock outstanding if the Minimum Offering is completed and 10,771,704 outstanding if the Maximum Offering is completed assuming no exercise of (1) outstanding warrants for the purchase of up to 3,680,000 shares or (2) outstanding stock options for the purchase of 810,000 shares. All shares sold in this Offering will be freely transferable by persons other than "affiliates" of the Company (as that term is defined under the Securities Act), without restriction or further registration under the Securities Act.

         The remaining outstanding shares of Common Stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exception from registration is available, including the exemption contained in Rule 144.

     In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate" as that term is defined in Rule 144, is entitled to sell into a public market, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of their then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above.

                            DESCRIPTION OF SECURITIES

Authorized Stock

     The authorized capital stock of the Company consists of 95,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. All of the issued and outstanding capital stock of the Company is fully paid and nonassessable. The following summary descriptions of the Company's preferred stock and Common Stock are qualified in their entirety by reference to the Company's Restated Articles of Incorporation, which were filed as exhibits to the Registration Statement of which this Prospectus is a part and which are available from the Company upon request. See "Additional Information."

Common Stock

     As of the date of this Prospectus, there were 7,771,704 shares of Common Stock outstanding, held of record by 522 stockholders. The holders of Common Stock are entitled to receive ratable dividends when and as declared by the Board of Directors from funds legally available therefor and to one vote for each share held of record on each matter submitted to a vote of stockholders. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payments to creditors and other payments required by law. Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

     There are no shares of preferred stock outstanding. The Company may issue from time to time in one or more series with such distinctive designations, rights, preferences and limitations as the Board of Directors shall determine. The Board of Directors has the authority to determine the rate of dividend, redemption features, amounts payable upon liquidation, sinking fund provisions, conversion features and voting powers.

Warrants

     General. The following is a brief summary of the material provisions of the outstanding stock purchase warrants.

     As of December 31, 1997, the Company had outstanding 3,680,000 warrants held by 21 persons. Each warrant entitles the holder thereof to purchase at any time in whole or in part over a one year period from the date the warrant was issued, one share of Common Stock at a specified exercise price, subject to adjustment referred to below. The exercise prices and expiration dates of the outstanding warrants are: (1) $0.20 per share for 2,500,000 warrants expiring

June 2, 1998, (2) $0.50 per share for 180,000 warrants expiring October 31, 1998 and (3) $0.60 per share for 1,000,000 warrants also expiring October 31, 1998. The exercise price and number of shares of Common Stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassification of the Common Stock, or sale by the Company of shares of its Common stock or other securities convertible into Common Stock at a price below the then applicable exercise price of the warrants. The holder of a warrant may exercise such warrant by surrendering the certificate representing the warrant to the Company at its offices in Scottsdale, Arizona and accompanied by payment. Warrants are issuable in minimum increments of 1,000 shares and no fractional shares will be issued upon exercise of the warrants.

     The Warrants are, and shares of Common Stock of the Company issued upon exercise of the warrants shall be, nontransferable without the prior written consent of the Company and may be transferred only in accordance with the Securities Act. The shares of Common Stock which would be issued upon exercise of the outstanding warrants have been registered for resale by the holders. See "Principal and Selling Securityholders."

Transfer Agent and Warrant Agent

     Atlas Stock Transfer Corp., Salt Lake City, Utah, is the transfer agent for the Common Stock.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock being offered hereby by the Company and by the Selling Securityholders have been passed upon for the Company by Alan W. Peryam, LLC, Denver, Colorado. Alan W. Peryam was a director of the Company between March 17, 1997 and May 15, 1997.

                                     EXPERTS

     The balance sheet of the Company as of December 31, 1997 and the statements of operations, stockholders' equity and cash flows for the fiscal year ended December 31, 1997 and cumulative amounts from January 1, 1997 to December 31, 1997 have been included herein in reliance upon the report of Wheeler Wasoff, P.C., Denver, Colorado, independent certified public accountants, and statements of operations, stockholders' equity and cash flows for the fiscal year ended December 31, 1996 are included herein in reliance upon the report of Darrell Schvaneveldt, CPA, Salt Lake City, Utah, given upon the authority of those firms as experts in accounting and auditing. The Board of Directors of the Company replaced the Company's prior auditor December 24, 1997 due to the relocation of the Company's executive offices to Denver, Colorado. The report of Mr. Schvaneveldt, the prior auditor for the Company's financial statements for each of the two fiscal years ending December 31, 1996, was qualified as to the Company's ability to continue as a going concern. There have been no disagreements between the Company and the former accountant.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement on Form SB-2 ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act") with respect to the Securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules thereto, which may be examined at the SEC's offices without charge, or copies of which may be obtained from the SEC upon payment of the prescribed fees. Statements made in this Prospectus as to the contents of any contract, agreement or document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. The Company is a reporting company registered under the Securities Exchange Act of 1934, as amended ("1934 Act") and in accordance therewith files reports and other information with the SEC. All of such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a web site that contains reports, proxy and information  statements  and  other  information  regarding  issuers  that  file electronically with the Commission. The address of such site is http:\\www.sec.gov.

                      GLOSSARY OF OIL AND NATURAL GAS TERMS

     The following are abbreviations and definitions of terms commonly used in the oil and natural gas industry and this Prospectus. Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit.

     Amplitude Versus Offset ("AVO"). A seismic technology which utilizes measurement of the variation of seismic reflection amplitude with offset between source and receiver. The variation in the strength of the recorded reflections as the horizontal distance between the source and receiver is changed is a comparison of "amplitude" with the distance (or "offset").

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to oil or other liquid hydrocarbons.

     BOE. Barrels of oil equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.

     Completion. The installation of permanent equipment for the production of oil or natural gas.

     Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry hole. A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion of an oil or natural gas well.

     Exploratory well. A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which the Company has a working interest.

     LOE. Lease operating expenses.

     Mcf. One thousand cubic feet of natural gas.

     Net acres or net wells. Gross acres or wells multiplied, in each case, by the percentage working interest owned by the Company.

     Net production. Production that is owned by the Company less royalties and production due others.

     Net revenue interest. The portion of total production from an oil or natural gas well attributable to an interest owner in the well after allowance for landowner royalties, overriding royalties and other interests in the production from the well held by others.

     Oil. Crude oil or condensate.

     Operator. The individual or company responsible for the exploration, development, and production of an oil or natural gas well or lease.

     Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by natural gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          (iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas and natural gas liquids that may occur in undrilled prospects; and (D) crude oil, natural gas and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

     Receiver. A sensitive device used to record reflections of acoustic (sound) waves reflected from rock layers within the earth to the receiver at the surface.

     Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     Reserves. Proved reserves.

     Royalty. An interest in an oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     Seismic. Technology which measures amplitude of sound waves reflected from subsurface geological structures. The seismic data is acquired in the field and processed to yield information about the anticipated subsurface stratigraphy.

     2-D seismic. When both sources and receivers are confined to a line, such as a road or trail, the resulting image is a cross-section of two-dimensional representation of the earth with the horizontal dimension being the distance along the line and the vertical dimension being the time it takes the source energy to be reflected and returned to the receivers.

     3-D seismic. When the sources and receivers are not confined to a line but occupy an area, such as a section or township, they produce a three-dimensional representation of the earth with the two horizontal dimensions being north and south and the vertical dimension being time.

     Source. The energy used to produce the acoustic waves recorded at the receivers. In the Sacramental Basin the source is a small charge of dynamite detonated in a shallow drilled drill hole.

     Undeveloped acreage. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether or not such acreage contains proved reserves. Included within undeveloped acreage are those lease acres(held by production under the terms of a lease) that are not within the spacing unit containing, or acreage assigned to, the productive well holding such lease.

     Working interest. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill for and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

     Workover. Operations on a producing well to restore or increase production.

------------------------------------------------------------------------------------------------------------------------------------

No  person  has  been   authorized   to  give  any
information  or  to  make  any  representation  in
connection with the offering being made hereby not
contained  in this  Prospectus,  and,  if given or
made, such information or representation  must not
be relied  upon as having  been  authorized.  This
Prospectus does not constitute an offer to sell or
solicitation  of  an  offer  to  buy  any  of  the
securities  offered hereby in any  jurisdiction in
which  it  is  unlawful  to  make  such  offer  or
solicitation  in such  jurisdiction.  Neither  the
delivery  of this  Prospectus  nor any  sale  made
hereunder shall under any circumstances  create an
implication that  information  contained herein is
correct  as of any  time  subsequent  to the  date
hereof.


                                                                                             FAN ENERGY INC.
             -------------------------


                                                     Page No.
                                                     -------
PROSPECTUS SUMMARY.......................................3
RISK FACTORS.............................................7                                      3,000,000
USE OF PROCEEDS.........................................14                                Shares of Common Stock
COMPARATIVE DATA........................................15
DIVIDEND POLICY AND RELATED
    STOCKHOLDER MATTERS.................................16
MANAGEMENT'S DISCUSSION AND
    ANALYSIS AND PLAN OF OPERATION......................16                                    -------------
BUSINESS AND PROPERTIES.................................18
MANAGEMENT..............................................25                                     PROSPECTUS
EXECUTIVE COMPENSATION..................................27                                    -------------
PRINCIPAL AND SELLING SECURITYHOLDERS...................29
CERTAIN TRANSACTIONS....................................31
PLAN OF DISTRIBUTION....................................32
DESCRIPTION OF SECURITIES...............................36
LEGAL MATTERS...........................................37
EXPERTS.................................................37
ADDITIONAL INFORMATION..................................37
GLOSSARY OF OIL AND NATURAL GAS TERMS...................38
FINANCIAL STATEMENTS ................................. F-1


                                                                                                    May _, 1998

Until ______________________, 1998 (90 days from the
date  of  this  Prospectus)  all  dealers  effecting
transactions in the registered  securities,  whether
or not  participating in this  distribution,  may be
required  to  deliver  a  prospectus.   This  is  in
addition to the  obligation  of dealers to deliver a
prospectus  when  acting  as  underwriters  and with
respect to their unsold allotments or subscriptions.


------------------------------------------------------------------------------------------------------------------------------------


                                 FAN ENERGY INC.
                          (A Development Stage Company)


                          INDEX TO FINANCIAL STATEMENTS


                                                                        PAGE
                                                                        ----

Independent Auditor's Report                                          F-2 - F-3

Balance Sheet
         December 31, 1997                                                  F-4

Statements of Operations
         Years ended December 31, 1996 and 1997                             F-5

Statement of Stockholders' Equity
         Years ended December 31, 1996 and 1997                             F-6

Statements of Cash Flows
         Years ended December 31, 1996 and 1997                       F-7 - F-8

Notes To Financial Statements                                         F-9 - F-17

                          INDEPENDENT AUDITOR'S REPORT


To The Board of Directors and Stockholders FAN ENERGY INC.

We have audited the accompanying balance sheet of Fan Energy Inc. (a development stage company) as of December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the year then ended and cumulative amounts from January 1, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fan Energy Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended and cumulative amounts from January 1, 1997 to December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses from its initial operations and has not commenced principal operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            /s/ Wheeler Wasoff, P.C.
                                            WHEELER WASOFF, P.C.


Denver, Colorado
January 30, 1998

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Eastern Star Mining, Inc.

I have audited the accompanying statements of operations, stockholders equity and cash flows of Eastern Star Mining, Inc., for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express on opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the aforementioned financial statements present fairly, in all material respects, the results of operations and cash flows of Eastern Star Mining, Inc. for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the company will continue as a going concern. The Company has an accumulated deficit and negative cash flows. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management plans in regard to these matters are also discussed in Note #2. The financial statements do not include any adjustment that might result from the outcome of the uncertainty.


                                            /s/ Schvaneveldt and Company
                                            SCHVANEVELDT AND COMPANY


February 15, 1997
Salt Lake City, Utah

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                December 31, 1997


                                     ASSETS


CURRENT ASSET
  Cash ....................................................................   $   424,717
                                                                              -----------

    Total Current Asset ...................................................       424,717

UNDEVELOPED OIL AND GAS PROPERTIES ........................................     1,275,491

DEFERRED OFFERING COSTS ...................................................        10,383
                                                                              -----------
                                                                              $ 1,710,591
                                                                              ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable ........................................................   $     5,315
                                                                              -----------

    Total Current Liabilities .............................................         5,315
                                                                              -----------
COMMITMENTS AND CONTINGENCIES (Notes 3 and 6)

STOCKHOLDERS' EQUITY (Note 4)
  Preferred stock, $.01 par value
        Authorized - 5,000,000 shares
        Issued - none .....................................................          --
  Common stock, $.001 par value
        Authorized - 95,000,000 shares
        Issued and outstanding - 7,771,704 shares .........................         7,772
  Additional paid-in capital ..............................................     1,796,236
  Deficit accumulated during the development stage ........................      (199,232)
  Additional paid-in capital stock options ................................       100,500
                                                                              -----------
                                                                                1,705,276
                                                                              -----------
                                                                              $ 1,710,591
                                                                              ===========

    The accompanying notes are an integral part of the financial statements.

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
                     Years ended December 31, 1996 and 1997

                                                                                Cumulative
                                                                               Amounts from
                                                                             Jan. 1, 1997 to
                                                     1996           1997      Dec. 31, 1997
                                                     ----           ----     ----------------

REVENUES ..................................   $         --     $      --      $      --
                                              --------------   -----------    -----------


OPERATING EXPENSES
  General and administrative ..............             --         192,985        192,985
  Interest (Note 3) .......................             --           6,247          6,247
                                              --------------   -----------    -----------

                                                        --         199,232        199,232
                                              --------------   -----------    -----------


NET (LOSS) ................................   $         --     $  (199,232)   $  (199,232)
                                              ==============   ===========    ===========

NET (LOSS) PER COMMON SHARE ...............   $         --     $      (.03)   $      (.03)
                                              ==============   ===========    ===========

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING .....................          189,077     7,771,704      7,771,704
                                              ==============   ===========    ===========



    The accompanying notes are an integral part of the financial statements.

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     Years ended December 31, 1996 and 1997

                                                                                                             Deficit     Additional
                                                                                                           Accumulated    Paid-In
                                                                   Common Stock            Additional       During the    Capital
                                                               --------------------          Paid-In       Development     Stock
                                                               Shares        Amount          Capital          Stage       Options
                                                               ------        ------        ----------      -----------   ----------

Balance, January 1, 1996 ..............................        135,004    $       135    $   498,146     $  (504,648)    $      --

Issuance of common stock as satisfaction of
    accounts payable - related ........................        636,700            637          5,730            --              --
                                                           -----------    -----------    -----------     -----------     -----------
Balance, December 31, 1996 ............................        771,704            772        503,876        (504,648)           --

Reclassification of deficit pursuant to quasi
    reorganization ....................................           --             --         (504,648)        504,648            --
Sale of common stock and warrants pursuant to
    private placement, at $.20 per unit ...............      2,500,000          2,500        497,500            --              --
Cost of private placement offering ....................           --             --             (430)           --              --
Issuance of common stock for services, valued at
    $.20 per share ....................................        250,000            250         49,750            --              --
Sale of common stock and warrants pursuant to
    private placement, at $.50 per unit ...............      2,000,000          2,000        998,000            --              --
Costs of private placement offering ...................           --             --          (52,439)           --              --
Issuance of common stock for property, valued at
    $.133 per share ...................................      2,250,000          2,250        297,750            --              --
Issuance of common stock warrants for offering
    costs .............................................           --             --            4,545            --              --
Issuance of stock options .............................           --             --            2,332            --           100,500
Net (loss) ............................................           --             --             --          (199,232)           --
                                                           -----------    -----------    -----------     -----------     -----------
Balance, December 31, 1997 ............................      7,771,704    $     7,772    $ 1,796,236     $  (199,232)    $   100,500
                                                           ===========    ===========    ===========     ===========     ===========


    The accompanying notes are an integral part of the financial statements.

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1996 and 1997

                                                                                                                        Cumulative
                                                                                                                       Amounts from
                                                                                                                         Jan. 1 to
                                                                                  1996                1997             Dec. 31, 1997
                                                                                  ----                ----             -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) ......................................................          $      --            $  (199,232)          $  (199,232)
  Adjustments to reconcile net (loss) to net
      cash provided by operating activities .......................                 --                   --                    --
    Stock options .................................................                 --                102,832               102,832
    Stock for services ............................................                 --                 50,000                50,000
    Changes in assets and liabilities
      Increase in accounts payable ................................                 --                  5,315                 5,315
      Other .......................................................                 --                (10,383)              (10,383)
                                                                             -----------          -----------           -----------
  Net cash (used) by operating activities .........................                 --                (51,468)              (51,468)
                                                                             -----------          -----------           -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for unproved oil and gas properties ...................                 --               (975,491)             (975,491)
                                                                             -----------          -----------           -----------
  Net cash (used) in investing activities .........................                 --               (975,491)             (975,491)
                                                                             -----------          -----------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of common stock ..............................                 --              1,500,000             1,500,000
  Cash paid for offering costs ....................................                 --                (48,324)              (48,324)
                                                                             -----------          -----------           -----------
  Net cash provided by financing activities .......................                 --              1,451,676             1,451,676
                                                                             -----------          -----------           -----------
NET INCREASE IN CASH ..............................................                 --                424,717               424,717

CASH, BEGINNING OF PERIODS ........................................                 --                   --                    --
                                                                             -----------          -----------           -----------
CASH, END OF PERIODS ..............................................          $      --            $   424,717           $   424,717
                                                                             ===========          ===========           ===========



    The accompanying notes are an integral part of the financial statements.

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                      STATEMENTS OF CASH FLOWS (CONTINUED)
                     Years ended December 31, 1996 and 1997


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

During the year ended December 31, 1997 the Company paid cash for interest of $6,247.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the year ended December 31, 1996 the Company issued 636,700 shares of common stock valued at $6,367 ($.01 per share) in full satisfaction of amounts due a former officer/director of the Company.

During the year ended December 31, 1997 the Company:

o issued 2,250,000 shares of common stock, valued at $300,000 ($.133 per share), as partial consideration for unproved oil and gas properties.

o issued 680,000 options to purchase common stock to officers, directors and consultants, valued at $102,832.

o issued 250,000 shares of common stock for services, valued at $50,000 ($.20 per share).

o issued 180,000 warrants to purchase shares of common stock as partial consideration for finders fees in conjunction with the private placement sale of common stock, valued at $4,545.





    The accompanying notes are an integral part of the financial statements.

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1997


NOTE 1 - ORGANIZATION

        Fan Energy Inc. (the "Company") is an independent energy company engaged in the exploration and acquisition of crude oil and natural gas reserves. Originally formed as an Idaho corporation in the early 1900s, the Company's predecessor was not successful in the exploration of mining properties. In 1988 the predecessor was merged into a newly-formed Nevada corporation as Eastern Star Mining, Inc. and it was inactive thereafter, with no assets or liabilities through the end of 1996. In early 1997 the corporation was reactivated when the holder of a majority of the outstanding common stock transferred control of the inactive corporation. The transferee elected new directors and officers and caused the Company to effect a 10-into-1 reverse stock split. The name of the corporation was changed to Fan Energy Inc. in December 1997.

        Effective with the change in control and reactivation, the Company undertook development stage activities as defined by Statement of Financial Accounting Standards (SFAS) No. 7 and is considered a development stage company effective January 1, 1997. Its principal activities have been raising capital through the sale of its securities and acquiring an undivided minority interest in two oil and natural gas exploratory prospects in California for cash and common stock.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         OIL AND GAS PROPERTIES

         The Company follows the full cost method to account for its oil and gas exploration and development activities. Under the full cost method, all costs incurred which are directly related to oil and gas exploration and development are capitalized and subjected to depreciation and depletion. Depletable costs also include estimates of future development costs of proved reserves. Costs related to undeveloped oil and gas properties may be excluded from depletable costs until such properties are evaluated as either proved or unproved. The net capitalized costs are subject to a ceiling limitation. Gains or losses upon disposition of oil and gas properties are treated as adjustments to capitalized costs, unless the disposition represents a significant portion of the Company's proved reserves. A separate cost center is maintained for expenditures applicable to each country in which the Company conducts exploration and/or production activities.

         Undeveloped oil and gas properties consist of leases and acreage acquired by the Company for its exploration and development activities. As of December 31, 1997, no exploration had been commenced on the properties. The cost of these nonproducing leases is recorded at the lower of cost or fair market value. As of December 31, 1997 substantially all costs related to undeveloped oil and gas properties consists of costs incurred in conjunction with the Company's acquisition of the properties.

         In January 1998 an unsuccessful exploratory well was drilled and abandoned as a dry hole on one of the Company's prospects.

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         The Company has adopted SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" which requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 has not had an impact on the Company's financial statements, as the Company has determined that no impairment loss for 1997 need to be recognized for applicable assets of continuing operations.

         DEFERRED OFFERING COSTS

         Deferred offering costs consist of costs incurred in connection with a proposed public offering of the Company's common stock. If the offering is successful, costs incurred will be charged against the proceeds of the offering. If the offering is not successful, costs incurred will be charged to operations.

         INCOME TAXES

         The Company has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         At December 31, 1997, the Company had a net operating loss carryforward of approximately $95,000 that may be offset against future taxable income through 2012.

         The Company has fully reserved the tax benefits of these operating losses because the likelihood of realization of the tax benefits cannot be determined.

         The $21,900 tax benefit of the loss carryforward has been offset by a valuation allowance of the same amount. The total tax benefit is attributable to 1997.

         Temporary differences between the time of reporting certain items for financial and tax reporting purposes consist primarily of compensation expense related to the issuance of stock options.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (LOSS) PER COMMON SHARE

         (Loss) per common share is computed based on the weighted average number of common shares outstanding during each period. Common shares issued from reactivation as a development stage company, and prior to completion of the Company's proposed initial public offering (Note 7), are considered outstanding for 1997. Common stock equivalents, consisting of warrants and options, are not considered in the calculation of net loss per share as their inclusion would be antidilutive.

         In February 1997 SFAS No. 128, "Earnings Per Share" was issued effective for periods ending after December 15, 1997. There is no impact on the Company's financial statements from adoption of SFAS No. 128.

         SHARED BASED COMPENSATION

         In October 1995 SFAS No. 123" Accounting for Stock-Based Compensation" was issued. This standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25. The Company has elected to utilize APB No. 25 for measurement; and will, pursuant to SFAS No. 123, disclose supplementally the pro forma effects on net income and earnings per share of using the new measurement criteria. During the year ended December 31, 1997, the Company issued warrants and options to purchase shares of its common stock (Note 4).

         CASH EQUIVALENTS

         For purposes of reporting cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase. On occasion, the Company has cash in banks in excess of federally insured amounts.

         CONCENTRATION OF CREDIT RISK

         Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash. The Company maintains cash accounts at one financial institution. At December 31, 1997 cash on deposit at this financial institution exceeded federally insured

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         amounts by approximately $325,000. The Company periodically evaluates the credit worthiness of financial institutions, and maintains cash accounts only in large high quality financial institutions, thereby minimizing exposure for deposits in excess of federally insured amounts.

         BASIS OF ACCOUNTING

         The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business.

         As previously discussed, the Company is in the development stage and has not realized revenues from its planned operations. As such, the Company, as of December 31, 1997 has incurred net operating losses since reactivation as a development stage company of $199,232 and does not have sufficient working capital to fund its planned operations during the next twelve months. Although sufficient funds are available to meet general and administrative expenses and capital costs associated with existing oil and gas properties for 1998, additional funding will be required to complete the Company's planned drilling program and put successful wells into production. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. In order to meet the Company's continuing financing needs, management of the Company intends to raise working capital through the sale of common stock or other securities, or through other financings.

         The Company's financial statements do not include any adjustments related to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

         The ability of the Company to continue operations as a going concern is dependent upon its success in obtaining capital through sale of common stock or other securities and ultimately achieving profitable operations.

         NEW TECHNICAL PRONOUNCEMENTS

         In February 1997 SFAS No. 129, "Disclosure of Information about Capital Structure" was issued effective for periods ending after December 15, 1997. The Company has adopted the disclosure provisions of SFAS No. 129 effective with the fiscal year ended December 31, 1997.

         In June 1997 SFAS No. 130, "Reporting Comprehensive Income" was issued effective for fiscal years beginning after December 31, 1997, with

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         earlier application permitted. The Company has elected to adopt SFAS No. 130 effective with the fiscal year ended December 31, 1998. Adoption of SFAS No. 130 is not expected to have a material impact on the Company's financial statements.

         In June 1997 SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" was issued effective for fiscal years beginning after December 31, 1997, with earlier application permitted. The Company has elected to adopt SFAS No. 131 effective with the fiscal year ended December 31, 1998. Adoption of SFAS No. 131 is not expected to have a material impact on the Company's financial statements.


NOTE 3 - OIL AND GAS PROPERTIES

         In 1997 the Company acquired a 25% undivided working interest in two natural gas exploration and development prospects located in the southern part of the Sacramento Basin in California. The Company paid $907,951 in cash and issued 2,250,000 shares of common stock, valued at $300,000 ($.133 per share), for the properties. The total value of cash paid and stock issued approximates the transferor's historical basis in the property of $1,207,951. As additional consideration, the Company agreed to issue 500,000 additional restricted shares to the transferor if the gross revenue received by the Company from the prospects is at least equal to all direct costs of the Company associated with acquiring the interest in the prospects and drilling and other related expenses by December 31, 1999. The Company paid to the transferor interest in the amount of $6,247 (8% per annum) for funds advanced by the transferor on the property from the date of the acquisition agreement (August 27, 1997) to the closing of the agreement (November 11, 1997). Concurrently with the closing, the transferor became a director and officer of the Company.

         The Company may be subject to various possible contingencies which are primarily from interpretations of federal and state laws and regulations affecting the oil and gas industry. Although management believes it has complied with the various laws and regulations, new rulings and interpretations may require the Company to make adjustments.

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1997


NOTE 4 - STOCKHOLDERS' EQUITY

         COMMON STOCK

         In 1996 the Company issued 636,700 shares of common stock, valued at $6,367 ($.01 per share), to a former officer/director of the Company in satisfaction of an obligation owed for Company expenses previously advanced.

         In 1997, the Company completed the sale of common stock and warrants pursuant to a private placements as follows:

         o 2,500,000 units, at a price of $.20 per unit, consisting of 2,500,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock at an exercise price of $.20 per share before June 2, 1998. Proceeds to the Company were $500,000, before costs of the offering of $430.

         o 2,000,000 units, at a price of $.50 per unit, consisting of 2,000,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock at an exercise price of $.60 per share before October 31, 1998. Proceeds to the Company were $1,000,000 before costs of the offering of $52,439.

         In 1997 the Company issued shares of common stock for non-cash consideration, as follows:

         o 250,000 shares for services, of which 150,000 shares are to officers and directors, valued at $50,000 ($.20 per share).

         o 2,250,000 shares to an officer/director as partial compensation for the acquisition of oil and gas prospects, valued at $300,000 ($.133 per share).

         QUASI REORGANIZATION

         Effective January 1, 1997, the stockholders of the Company approved a plan of informal quasi reorganization. Pursuant to the plan, the Company's accumulated deficit of $504,648 as of the date of reorganization was eliminated and charged to additional paid-in capital.

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1997


NOTE 4 - STOCKHOLDERS' EQUITY (CONTINUED)

         WARRANTS

         In 1997 the Company issued warrants to purchase 180,000 shares of common stock at an exercise price of $.50 per share through October 31, 1998 as partial consideration for a finders fee in conjunction with the private placement sale of $.50 units described above. The warrants are valued at $4,545, using the Black-Scholes option pricing model.

         At December 31, 1997 the status of outstanding warrants is as follows:

     Issue             Shares          Exercise         Expiration
     Date            Exercisable         Price             Date

June 3, 1997          2,500,000          $.20        June 2, 1998

October 31, 1997      1,000,000          $.60        October 31, 1998

October 31, 1997        180,000          $.50        October 31, 1998

         The per share weighted-average grant date fair value and per share weighted average exercise price of warrants granted during 1997 are $.01 and $.32, respectively.

         STOCK OPTION PLAN

         In July 1997 the Company adopted its 1997 Statutory and Nonstatutory Incentive Stock Option Plan (the Plan) allowing for the issuance of incentive stock options and nonstatutory stock options to purchase an aggregate 1,000,000 shares of common stock to directors, officers, employees and consultants of the Company. The Plan is administered by the Board of Directors.

         The Plan provides that incentive stock options be granted at an exercise price equal to the fair market value of the common shares of the Company on the date of the grant and must be at least 110% of fair market value when granted to a 10% or more shareholder. The term of all stock options granted under the Plan may not exceed ten years, and no later than three months after termination of employment, except the term of incentive stock options granted to a 10% or more shareholder which may not exceed five years.

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1997


NOTE 4 - STOCKHOLDERS' EQUITY (CONTINUED)

         At December 31, 1997 the status of outstanding options granted pursuant to the Plan was as follows:

                                                                                       Unvested
                                   Grant             Options         Options            Options           Exercise
                                   Date              Granted         Vested          Outstanding            Price


Officer/Director               Jul. 2, 1997          130,000            -              130,000           $.20-.22

Officers/Directors             Oct. 30, 1997         670,000         670,000              -                 .35

Other                          Oct. 30, 1997          10,000          10,000              -                 .35
                                                     -------         -------             ---
                                                     810,000         680,000           130,000
                                                     =======         =======           =======

         The weighted average contractual life of options outstanding at December 31, 1997 was 9.4 years.

         The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share for 1997 would have been increased to the pro forma amounts indicated below:


         Net (loss) applicable to common stockholders - as reported            $(199,232)
                                                                                ========
         Net (loss) applicable to common stockholders - pro forma               (254,950)
                                                                                ========
         (Loss) per share - as reported                                             (.03)
                                                                                ========
         (Loss) per share - pro forma                                               (.03)
                                                                                ========
         Weighted average fair value of options granted in 1997                      .20
                                                                                ========

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 0%; expected volatility of 0%; discount rate of 5.50%; and expected lives of 5 years.

         At December 31, 1997 the number of options exercisable was 680,000 and the weighted average exercise price of these options was $.35.

         The Company has recognized as compensation expense $100,500 for 670,000 options issued October 30, 1997 to Officers/Directors, pursuant to APB No. 25, and $2,332 for 10,000 options issued to non-employees, pursuant to SFAS No. 123. Those options were issued at an exercise price of $.15 per share less than the then private placement cost of common stock.

                                 FAN ENERGY INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1997


NOTE 4 - STOCKHOLDERS' EQUITY (CONTINUED)

         STOCK SPLIT

         Effective January 1, 1997 the Company effected a 10-into-1 reverse stock split. The Company did not change the authorized number of common shares or par value of the common stock. All information in these notes and the accompanying financial statements gives retroactive effect to the 10-into-1 reverse stock split.


NOTE 5 - RELATED PARTY TRANSACTIONS

         In 1997 the Company paid an aggregate $10,000 to entities controlled by Officers/Directors of the Company for office space and administrative services in Scottsdale, Arizona ($8,000) and Denver, Colorado ($2,000), at the rate of $2,000 per month.

         In November 1997 the Company entered into a one year agreement with its Secretary/Treasurer to provide financial and other services to the Company for $2,500 per month. During 1997 the Company paid the Secretary/Treasurer $10,027 for services provided and issued 50,000 shares of common stock, valued at $10,000 ($.20 per share).


NOTE 6 - COMMITMENTS

         In November 1997 the Company's Board of Director's approved the issuance of an aggregate 215,000 shares of common stock to officers and directors of the Company for services to be performed through June 30, 1998, at a deemed value of $.50 per share.


NOTE 7 - PROPOSED STOCK OFFERING

         In November 1997, the Company's Board of Directors approved the filing of a Registration Statement on Form SB-2 with the Securities and Exchange Commission relating to an initial public offering of a minimum 300,000 shares and a maximum 3,000,000 shares of the Company's common stock at a price of $1.00 per share, on a "best efforts" basis by the officers and directors of the Company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Article ELEVENTH of the Registrant's Restated Articles of Incorporation provides that no director or officer of the Registrant shall be personally liable to the Registrant or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except that such provision will not eliminate or limit the liability of a director or officer for any act or omission which involves intentional misconduct, fraud or a knowing violation of law or for the payment of any dividend in violation of Section 78.300 of the Nevada Revised Statutes.

     Section 78.751 of the Nevada Revised Statutes permits the Registrant to indemnify its directors, officers, employees and agents if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, the corporation must provide indemnification against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Article TWELFTH of the Registrant's Restated Articles of Incorporation provides as follows:

          TWELFTH: The corporation shall, to the fullest extent permitted by Nevada law as in effect from time to time, indemnify any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, he is or was serving at the request of the corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity. Expenses (including attorneys' fees) incurred in defending an action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding to the fullest extent and under the circumstances permitted by Nevada law. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person;'s position, whether or not the corporation would have the power to indemnify against such liability under the provisions of this Section TWELFTH. The indemnification provided by this Section TWELFTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, and shall inure to the benefit of their heirs, executors and administrators. The provisions of this Section TWELFTH shall not be deemed to preclude the corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.

     Article VI, Section 1 of the Registrant's Bylaws provides that the Registrant shall provide indemnification to Registrant's officers, directors and employees to the fullest extent permitted under the Nevada General Corporation Law.

Item 25.  Other Expenses of Issuance and Distribution.

         Expenses (none of which will be paid or reimbursed by the Selling Stockholders to the Registrant) payable in connection with the issuance and distribution of the securities being registered hereby are as follows:

Securities and Exchange Commission Registration Fee............      $ 2,561*
Accounting Fees and Expenses...................................       10,000*
Legal Fees and Expenses........................................       20,000*
Printing, Freight and Engraving................................        2,500*
Escrow Fees ...................................................        2,000
Miscellaneous..................................................        2,939*
                                                                      ------
       Total...................................................      $40,000*
----------------------

         *Estimated.

Item 26.  Recent Sales of Unregistered Securities.

     The following is information with respect to all unregistered securities sold by the Registrant within the past three years:

     (a) On December 15, 1996 the Registrant issued 636,700 shares of Common Stock, valued at $6,367 to an officer and director of the Registrant in satisfaction of an obligation owed by the Registrant to the officer for expenses of $6,367 advanced on behalf of the Registrant by such person. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act, as the person to whom the shares were issued, the President and a director of the Registrant, had full knowledge of the business and affairs of the Registrant, certificates representing the shares were marked with a restrictive legend and the shares were taken for investment.

     (b) On June 2, 1997 the Registrant issued 2,500,000 shares of its Common Stock and 2,500,000 stock purchase warrants to eight non-U.S. citizens for $500,000 in a private transaction. Each of the warrants entitles the holder to purchase one additional share of Common Stock of the Registrant at an exercise price of $0.20 per share on or before June 2, 1998. No underwriter was involved in the transaction and there were no underwriting discounts or commissions. The issuance of the securities was exempt from registration under Rule 504 adopted under Regulation D of the Securities Act. Form D was filed by the Registrant.

     (c) On August 29, 1997 the Registrant issued 2,250,000 shares of its Common Stock to George H. Fancher Jr. in connection with the acquisition by the Registrant of oil and gas properties. Upon issuance of the shares, certificates representing the shares were delivered to an escrow agent pending completion of the acquisition trans action. The acquisition transaction was completed on or about November 11, 1997 at which time the shares were delivered to Mr. Fancher. In the transaction, the Registrant received an assignment of Mr. Fancher's undivided interest in two natural gas exploration and development prospects located in the southern part of the Sacramento Basin in California. The
Registrant paid $907,951 in cash and issued the 2,250,000 shares of Common Stock, valued at $300,000, for the properties. The total of the cash and the stock is intended to be equal to Mr. Fancher's cost in acquiring and developing the property prior to transfer to the Registrant. No underwriter was involved in the transaction. The issuance of the securities to Mr. Fancher was exempt under
Section 4(2) of the Securities Act. Mr. Fancher acquired the securities for investment, certificates representing the securities were marked with a restrictive legend and stop transfer instructions were placed with the Registrant's stock transfer agent.

     (d) On September 15, 1997 the Registrant issued 250,000 shares of its Common Stock to six persons for services valued by the Registrant at $50,000. Of the six persons, one is a Canadian attorney who received 25,000 shares for service as a director of the Registrant and for preparation of documentation for the Registrant in connection with the acquisition of oil and gas properties and advise to the officers concerning certain aspects of the acquisition. A second person, also a director at the time of issuance of the shares, was also the Secretary and Treasurer of the Registrant and received 50,000 shares. He provided financial and accounting services to the Registrant and maintained its books and records. Two of the persons, each of whom received 50,000 shares, have substantial experience in the oil and natural gas business and served as consultants to the Registrant in connection with the acquisition of the natural gas exploration properties. They reviewed in detail the geologic and related data available concerning the properties and advised the officers concerning the advisability of the acquisition. A third consultant also received 50,000 shares, and agreed in August 1997 to become a director of the Registrant at the time that the acquisition of the oil and gas properties was completed, he assisted the Registrant to prepare and document its financing and exploration plan and to evaluate and budget the plan of development of the natural gas exploration properties. Of the three consultants, two became directors in November 1997 and the third agreed to provide ongoing consulting services to the Registrant. The sixth person, who received 25,000 shares, is an employee of a business owned by the President of the Registrant and an administrative assistant to the President. This person provided office, administrative and stenographic services to the Registrant. Each of the persons to whom the shares were issued had full knowledge of the business and affairs of the Registrant, each signed a written investment letter which acknowledged the receipt of information concerning the Registrant and each agreed to hold the shares issued for investment purposes, the certificates representing the shares each bear a restrictive legend and stop transfer instructions were entered with the Registrant's stock transfer agent. No underwriter was involved in the transactions. Based on the foregoing facts, the issuance of the securities was exempt from registration pursuant to Section 4(2) of the Securities Act and/or Rule 504 adopted thereunder.

     (e) On October 31, 1997 the Registrant issued 2,000,000 shares of its Common Stock and warrants to purchase 1,000,000 shares of Common Stock to 10 non-U.S. citizens for $1,000,000. Each of the warrants entitles the holder to purchase one additional share of Common Stock at an exercise price of $0.60 per share on or before October 31, 1998. The Registrant issued cash finder's fees totaling $45,000 and issued warrants entitling the holders to purchase up to 180,000 shares of Common Stock at $0.50 per share to three nonaffiliated, non-U.S. citizen finders in connection with the transaction. The Registrant's President, William E. Grafham, participated in the private placement and purchased 200,000 shares and 100,000 warrants for $100,000. The issuance of the securities was exempt from registration pursuant to Regulation S adopted under the Securities Act. Each of the purchasers agreed that no sale of any of the securities would be made to any U.S. Person, as defined in Regulation S, except in compliance with the Securities Act.

Item 27.  Exhibits.

     The following is a list of all exhibits filed as part of this Registration Statement.

Exhibit No.       Description and Method of Filing
----------        --------------------------------

     (1)       Form of Selected Dealer Agreement.*

     (3.1) Restated Articles of Incorporation of Eastern Star Mining, Inc., as filed with the Nevada Secretary of State February 7, 1997.*

     (3.2) Certificate of Amendment of Articles of Incorporation of Eastern Star Mining, Inc., as filed with the Nevada Secretary of State May 19, 1997.*

     (3.3) Certificate of Amendment of Articles of Incorporation of Eastern Star Mining, Inc., as filed with the Nevada Secretary of State May 28, 1997.*

     (3.4) Certificate of Amendment of Articles of Incorporation of Eastern Star Holdings, Inc., as filed with the Nevada Secretary of State December 10, 1997.*

     (3.5)     Bylaws of Registrant adopted December 31, 1997.*


     (4.1)     Form of Fund Escrow Agreement.*

     (4.2)     Form of Subscription Agreement.*

     (5.1) Opinion dated April 27, 1998, of Alan W. Peryam, LLC regarding legality of the securities being registered.*

     (10.1) Letter Agreement dated August 27, 1997 between Registrant and George H. Fancher Jr. d/b/a Fancher Oil Company.*

     (10.2) Agreement With Arizona Corporate Management, Inc. dated November 1, 1998.*

     (10.3)    1997 Incentive and Nonstatutory Stock Option Plan.*

     (10.4)    Letter  regarding  conflicts  of   interest  dated  March 6, 1998
               between Registrant and George H. Fancher Jr.*

     (10.5)    Form of Investment Letter for certain officers and consultants.*

     (10.6)    Agreement with Albert Golusin.*

     (10.7)    Form of Lockup Agreement for Selling Securityholders.*

     (16)      Letter  of Darrell Schvanveldt, Certified Public Accountant.

     (23.1) Consent of Wheeler Wasoff, P.C., Independent Certified Public Accountants.

     (23.2)    Consent of Darrell Schvanveldt, Certified Public Accountant.

     (23.3)    Consent dated April 27, 1998 of Alan W. Peryam, LLC.*

     (24)      Power of Attorney.*

     (27)      Financial Data Schedule.

------------------

         *Previously filed.

Item 28.  Undertakings

     The undersigned Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii)Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City and County of Denver, State of Colorado on May 14, 1998.

                              FAN ENERGY INC.


                              By /s/ William E. Grafham
                                 -----------------------------------------------
                                 William E. Grafham, Chief Executive Officer


                              By /s/ Rex L. Utsler
                                 -----------------------------------------------
                                 Rex L. Utsler, Director,
                                 Principal Financial Officer


                              By /s/ Albert A. Golusinh
                                 -----------------------------------------------
                                 Albert A. Golusin, Principal Accounting Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


Signature                                      Title          Date
---------                                      -----          ----


/s/ Willaim E. Grafham                         Director       May 14, 1998
----------------------------------------
William E. Grafham


/s/ George H. Fancher Jr.                      Director       May 14, 1998
----------------------------------------
George H. Fancher Jr.


Jeffrey J. Scott*                              Director       May 14, 1998
----------------------------------------
Jeffrey J. Scott

/s/ Rex L. Utsler                              Director       May 14, 1998
---------------------------------------
Rex L. Utsler, Director

/s/ George A. Cloudy                           Director       May 14, 1998
---------------------------------------
George A. Cloudy, Director


*By /s/ George H. Fancher Jr.                                 May 14, 1998
    ------------------------------------
    George H. Fancher Jr.
    Attorney-in-Fact

                                  EXHIBIT INDEX


   Exhibit     Description                                                              Page No.
   ------      -----------                                                              -------

     (1)       Form of Selected Dealer Agreement.*

     (3.1)     Restated Articles of Incorporation of Eastern Star Mining,  Inc.,         N/A
               as filed with the Nevada Secretary of State February 7, 1997.*

     (3.2)     Certificate of Amendment of Articles of  Incorporation of Eastern         N/A
               Star Mining,  Inc., as  filed with the Nevada  Secretary of State
               May 19, 1997.*

     (3.3)     Certificate of Amendment of Articles of  Incorporation of Eastern         N/A
               Star Mining,  Inc., as  filed with the Nevada  Secretary of State
               May 28, 1997.*

     (3.4)     Certificate of Amendment of Articles of  Incorporation of Eastern         N/A
               Star Holdings, Inc.,  as filed with the Nevada Secretary of State
               December 10, 1997.*

     (3.5)     Bylaws of Registrant adopted December 31, 1997.*                          N/A

     (4.1)     Form of Fund Escrow Agreement.*                                           N/A

     (4.2)     Form of Subscription Agreement.*                                          N/A

     (5.1)     Opinion  dated April 27, 1998, of Alan W. Peryam,  LLC  regarding         N/A
               legality of the securities being registered.*

     (10.1)    Letter  Agreement  dated August 27, 1997 between  Registrant  and         N/A
               George H. Fancher Jr. d/b/a Fancher Oil Company.*

     (10.2)    Agreement With Arizona Corporate Management,  Inc. dated November         N/A
               1, 1998.*

     (10.3)    1997 Incentive and Nonstatutory Stock Option Plan.*                       N/A

     (10.4)    Letter  regarding  conflicts  of   interest  dated  March 6, 1998         N/A
               between Registrant and George H. Fancher Jr.*

     (10.5)    Form of Investment Letter for certain officers and consultants.*          N/A

     (10.6)    Agreement with Albert Golusin.*                                           N/A

     (10.7)    Form of Lockup Agreement for Selling Securityholders.*                    N/A

     (16)      Letter  of Darrell Schvanveldt, Certified Public Accountant.


     (23.1)    Consent of Wheeler Wasoff,  P.C.,  Independent  Certified  Public
               Accountants.

     (23.2)    Consent of Darrell Schvanveldt, Certified Public Accountant.

     (23.3)    Consent dated April 27, 1998 of Alan W. Peryam, LLC.*                     N/A

     (24)      Power of Attorney.*                                                       N/A

     (27)      Financial Data Schedule.


     *Previously filed